Exhibit 99.3

ASSUMPTION AND FIRST AMENDED ASSET PURCHASE AGREEMENT

THIS ASSUMPTION AND FIRST AMENDED ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 4, 2012, by and among Frisch’s Restaurants, Inc., an Ohio corporation (“FRI”), and its wholly-owned subsidiaries Frisch Ohio, Inc., Frisch Indiana, Inc., Frisch Kentucky, LLC, Frisch Pennsylvania, Inc., and Frisch West Virginia, Inc. (collectively, the “Seller Group”) and Golden Corral Corporation, a North Carolina corporation (the “Purchaser”).

WITNESSETH:

WHEREAS, Seller Group operates through franchise agreements twenty-nine Golden Corral restaurants in the States of Ohio, Kentucky, Indiana, Pennsylvania and West Virginia; Seller Group owns the building and land of twenty-two of those restaurants and owns the buildings but leases the land of the other seven restaurants through ground leases; and

WHEREAS, Seller Group entered into an Asset Purchase Agreement dated as of March 9, 2012 (the “Asset Purchase Agreement”) with NRD Holdings, LLC, a Georgia limited liability company or its assignee(s) (“NRD”), pursuant to which Seller Group agreed to sell to NRD the twenty-eight Golden Corral operating restaurants listed on Exhibit A hereto and the related real and personal property (collectively, the “Restaurants”), and NRD agreed to purchase such Restaurants; and

WHEREAS, Purchaser’s subsidiary, Golden Corral Franchising Systems, Inc., as the Franchisor under the Franchise Agreement for each Restaurant, has a right of first refusal under each of the Franchise Agreements to purchase each applicable Restaurant on the same terms and conditions as NRD; and

WHEREAS, Golden Corral Franchising Systems, Inc. exercised its right of first refusal to purchase the twenty-eight Restaurants by written notice dated March 21, 2012, and assigned its rights to purchase the Restaurants to Purchaser via a written assignment, a copy of which has been delivered to Seller Group; and

WHEREAS, it is necessary to amend certain provisions of the Asset Purchase Agreement as a result of Purchaser being substituted for NRD and to record the assumption of all of the purchaser’s rights and obligations by Golden Corral Corporation contained in this Amended and Restated Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree that the Asset Purchaser Agreement is amended and restated as follows:

ARTICLE I - DEFINITIONS

1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Action” shall mean any action, suit, litigation, complaint, counterclaim, claim, petition, mediation contest, or administrative proceeding, whether at law, in equity, in arbitration or otherwise and whether conducted by or before any Government, Court or other Person.

“Affiliate” means, with respect to any specified person, firm or entity (i) any other person, firm or entity “controlling”, “controlled by” or “under common control with” such specified person, firm or entity, (ii) any officer, director, member or partner of such specified person, firm or entity, or (iii) any other person, firm or entity of which such specified person, firm or entity is an officer, director, member or partner.

“Assets” shall mean the following:

(i) Change Fund. Each Restaurant’s customary monetary change fund as set forth on Schedule 1.1(a) (collectively, the “Change Fund”);

(ii) Tangible Personal Property. All tangible personal property of any kind located in the Restaurants or on the Owned Real Property, including, but not limited to, equipment, computers and computer systems and software (subject to any licensing restrictions in such software and excluding the Xpient point of sale management information system), credit card machines, appliances, furniture, machinery, tables, chairs, bars, tableware, cookware, utensils, artwork, window treatments, signage, leasehold improvements, fixtures, uniforms, supplies, and advertising and promotional materials (collectively, the “Tangible Personal Property”);

(iii) Inventory. All inventory for each of the Restaurants that are on hand or in transit to the Restaurants on the Closing Date, as determined in accordance with generally accepted accounting principles consistent with Seller Group’s historical practices (collectively, the “Inventory”);

(iv) Prepaid Expenses. All prepaid expenses and similar assets of Seller Group relating to the Business at the Restaurants (the “Prepaid Expenses”);

(v) Intangible Assets. All assignable rights, goodwill, vendor lists, customer lists, Permits, advertising rights and materials, training materials, royalty rights, telephone and facsimile numbers owned by Seller Group or which Seller Group has the right to use relating to the Business at the Restaurants;

(vi) Warranties. All assignable rights of Seller Group under express or implied warranties of manufacturers, suppliers, distributors, contractors and construction professionals or retailers relating to the Assets;

(vii) Contracts. All of Seller Group’s rights, title and interest in and to each license, contract, agreement, purchase order or commitment relating to the Business at the Restaurants listed on Schedule 1.1(c) hereto.

(viii) Leases. All of Seller Group’s rights, title and interest in and to the seven (7) ground leases of real property as described on Schedule 1.1(d) (collectively, the “Leases”), together with the improvements located on the premises demised under the Leases (the “Ground Lease Improvements”). If any Lessor refuses to provide the written consent to the assignment of a Lease to Purchaser under the terms thereof and/or release Seller Group from any future liability with respect to such Lease, Seller Group and Purchaser agree to develop in good faith a commercially reasonable, mutually satisfactory agreement whereby Purchaser can manage the applicable Restaurant and obtain all of the relevant economic benefits that would otherwise accrue to the tenant.

(ix) Owned Real Property. All Seller Group’s rights, title and interest in each Owned Real Property, including, in addition to the land, all buildings, improvements, easements, appurtenances, rights and privileges or appertaining to the Owned Real Property.

(x) Permits. To the extent assignable, all rights of Seller Group under any permits, approvals, authorizations, registrations, licenses, certificates of occupancy, variances, orders, rulings, and decrees or permissions from any governmental or regulatory body or any entity or person which directly and exclusively relate to the Business, the operation of the Restaurants, or the ownership of the Assets, which are listed on Schedule 1.1(e) hereto (the “Permits”).

(xi) Excess Golden Corral Equipment. All excess Golden Corral restaurant maintenance and repair equipment that is on-hand at FRI’s corporate office maintenance department on the day of the Closing, and all equipment from the closed Golden Corral restaurants located at 5325 Ridge Road, Cincinnati, Ohio and 3300 Parkcrest Lane, Cincinnati, Ohio, both of which are currently under contract for sale, to the extent that the equipment is detachable without damage to the building and FRI and the purchaser of the restaurants agree on the value for the removed items; provided, however, that Purchaser shall, at its sole liability and expense, be responsible for collecting, removing, and transporting the equipment after the Closing. Prior to the date hereof, Purchaser has removed the equipment it desires from the Ridge Road and Parkcrest Lane stores. Purchaser agrees that if the transaction contemplated hereby does not close for any reason, Purchaser will pay Seller Group from the Deposit the reasonable value of that equipment agreed upon by Purchaser and FRI.

“Assets” shall not include, and specifically excludes, the following (collectively, the “Excluded Assets”):

(a)	Accounts Receivable. All existing trade accounts receivable, including, but not limited to credit card receivables, relating to sales of Seller Group at the Restaurants, including any security interest in favor of Seller Group for payment of such accounts.

(b)	Cash and Cash Equivalents. All cash and cash equivalents in transit, in hand or on deposit in accounts or in the form of security deposits, certificates of deposit, commercial paper and other similar short-term financial and investment instruments owned by Seller Group, other than the Change Fund.

(c)	Corporate Records. The minute books, tax return, personnel files and other employment records, and other business records of the Seller Group.

(d)	Supplier Rebates. Any vendor or supplier rebates due to Seller Group in transit, in hand or on deposit based upon purchases made by Seller Group on or before the Closing Date.

(e)	Insurance and Benefit Plans. All insurance policies relating to the Business, including policies relating to the property, liability, business interruption, health and worker’s compensation and the lives of the employees of Seller Group; and

(f)	Miscellaneous Excluded Assets. The assets listed on Schedule 1.1(f) including the Findlay, Ohio Golden Corral restaurant and related real and personal property, a parcel of land located at 1411 S. McCord Road, Holland, Ohio (the “Toledo Parcel”), a parcel of land in Grove City, Ohio (the “Grove City Parcel”), the current Xpient point of sale management information system (including the software and hardware), and any real estate or personal property related to Golden Corral restaurants closed prior to September 1, 2011, except as specifically provided in subparagraph (xii) above.

(g)	Franchise Agreements. The twenty-eight Franchise Agreement, which shall be terminated effective as of the Closing in accordance with the terms of this Agreement.

“Assumed Liabilities” shall mean:

(a)	all liabilities and obligations of Seller Group that accrue after the Closing under the terms of the Contracts, Leases and all Permitted Encumbrances as hereinafter defined;

(b)	all obligations of Seller Group under the Contracts and Leases that accrue prior to the Closing but which are not due for payment until after the Closing and which are taken into account in computing the Purchase Price pursuant to Section 2.3;

(c)	all obligations arising upon or after the Closing under any Permits which are assigned to Purchaser;

(d)	all Property Taxes and all other obligations with respect to the Assets that accrue prior to or as a result of the Closing, including sales taxes assessed on Seller Group or Purchaser due to the transfer of the Assets to Purchaser, but which are not due for payment until after the Closing and which are taken into account in computing the Purchase Price pursuant to Section 2.3;

(e)	all Property Taxes and all other obligations with respect to the Assets that accrue after the Closing; and

(f)	all unredeemed gift cards issued by Seller Group prior to Closing which are taken into account in computing the Purchase Price pursuant to Section 2.3.

Other than as specifically set forth in the above definition of Assumed Liabilities, Assumed Liabilities shall not include any other liability, obligation, payment, duty, or responsibility of any nature of the Seller Group (collectively, the “Excluded Liabilities”), which shall remain the obligation of the Seller Group following the Closing, including: (a) liabilities or obligations of Seller Group arising out of any breach by Seller Group of any of the Franchise Agreements, Contracts or Leases; (b) except as provided in clauses (a) or (b) in the definition of Assumed Liabilities above, liabilities or obligations of Seller Group under any of the Franchise Agreements, Contracts or Leases or with respect to the Owned Real Property or other Assets that accrue in any such case prior to the Closing (whether discovered before or after Closing); (c) any liability of Seller Group for product liability, personal injury, property damage, or otherwise based on any tort claim or statutory liability (including but not limited to any “dram shop” liability) arising prior to the Closing (whether discovered before or after Closing); (d) any federal, state, or local tax liability of Seller Group except to the extent expressly assumed hereunder, (e) any contractual claim based on any lease, contract, or agreement other than liabilities assumed hereunder with respect to the Franchise Agreements, Contracts and Leases (whether discovered before or after Closing); (f) any liability, obligation, or responsibility of Seller Group to Seller’s employees, agents, or independent contractors with respect to Employee Benefit Plans (as defined herein), wages, salaries, bonuses, or other compensation or benefits earned or accrued prior to the Closing; (g) any liability or obligation of Seller Group arising out of the negotiation, execution, or performance of this Agreement, including fees and expenses of attorneys and accountants, except as otherwise expressly provided herein; and (h) any liability of the Seller Group to NRD including but not limited to the Break Up Fee defined in Section 2.3(c) of this Agreement.

“Bill of Sale and Assignment and Assumption Agreement” shall mean a non-recordable instrument in substantially the form of Exhibit B hereto pursuant to which the Assets will be transferred and assigned to Purchaser at the Closing and pursuant to which Purchaser will assume the Assumed Liabilities.

“Business” shall mean the business of owning and operating the Restaurants as conducted prior to the Closing by Seller Group pursuant to the Franchise Agreements.

“Closing” means the consummation of the purchase and sale of the Assets and assumption of the Assumed Liabilities, as set forth in Section 2.6 of this Agreement.

“Closing Date” shall have the meaning set forth in Section 2.6 hereof.

“Consents” shall mean all consents, approvals, and estoppels of others which are required to be obtained in order to effect the valid assignment, transfer, and conveyance to Purchaser of the Material Contracts and the Leases without resulting in any default thereunder.

“Contracts” shall mean all contracts, agreements, and leases of equipment or other personal property that relate exclusively to the Business; provided, however, that the Franchise Agreements,

Leases and contracts relating to employee benefits are not included within the meaning of “Contracts.”

“Deeds” shall mean limited warranty deeds Seller Group will execute to convey title to Owned Real Property, and any quit claim deeds or other appropriate instruments necessary to convey good and marketable fee simple title to each tract and/or parcel of the Owned Real Property.

“Effective Time” shall have the meaning set forth in Section 2.5 hereof.

“Employee Benefit Plan” means, with respect to the Seller Group, each plan, fund, program, agreement, arrangement or scheme, including any trust, custodial account, insurance policy, or other funding vehicle, and any agreements with third-party administrators, actuaries, and other service providers relating thereto, that is at any time sponsored or maintained or required to be sponsored or maintained (including those required by applicable Law) by the Seller Group or to which the Seller Group makes or has made, or has or has had an obligation to make, contributions or payments providing benefits to the current and former employees, directors, independent contractors, contingent workers or leased employees of the Seller Group or its ERISA Affiliates or the dependents of any of them (whether written or oral), or with respect to which the Seller Group has or could reasonably be expected to have any liability or obligation, including (a) each nonqualified deferred compensation (within the meaning of Section 409A of the Code), bonus, incentive compensation, pension, retirement, employee stock ownership, stock purchase, stock option, profit sharing or deferred profit sharing, stock appreciation, phantom stock and other equity compensation plan; (b) each “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA); (c) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is either subject to ERISA or is tax-qualified under the Code); (d) any employment agreement and severance plan or agreement with Restaurant Personnel (as defined in Section 3.15 herein); and (e) each plan providing workers’ compensation, vacation, supplemental unemployment, hospitalization, medical, dental, disability, life, death, survivor benefits, fringe, or legal benefits to Restaurant Personnel.

“Environmental Laws” shall mean all federal, state, municipal, and local laws, statutes, ordinances, rules, regulations, conventions, and decrees relating to the environment, including without limitation, those relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic, or Hazardous Materials or wastes of every kind and nature into the environment (including, without limitation, ambient air, surface water, ground water, soil, and subsoil), or otherwise relating the manufacture; generation, processing, distribution, application, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic, or hazardous substances or wastes, and any and all laws, rules, regulations, codes, directives, orders, decrees, judgments, injunctions, consent agreements, stipulations, provisions, and conditions of Environmental Permits, licenses, injunctions, consent agreements, stipulations, certificates of authorization, and other operating authorizations, entered, promulgated, or approved thereunder.

“Environmental Permits” shall mean all permits, licenses, certificates, approvals, authorizations, regulatory plans or compliance schedules required by applicable Environmental Laws, or issued by a Governmental Entity pursuant to applicable Environmental Laws, or entered into by agreement of the party to be bound, relating to activities that affect the environment, including, without limitation, permits, licenses, certificates, approvals, authorizations, regulatory plans and compliance schedules for air emissions, water discharges, pesticide and herbicide or other agricultural chemical storage, use or application, and Hazardous Material or Solid Waste generation, use storage, treatment and disposal.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder and any successor provision thereof.

“ERISA Affiliate” means any Person that together with the Seller Group would be deemed a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” shall mean U.S. Bank National Association located at 425 Walnut Street, Cincinnati, Ohio 45202.

“Escrow Agreement” means the escrow agreement signed by the Escrow Agent, Seller Group and Purchaser effective April 4, 2012, as it may be amended from time to time, governing the investment and disbursement of the Deposit (as defined herein).

“Forum” shall mean any federal, state, local, municipal, or foreign court, governmental agency, administrative body or agency, tribunal, private alternative dispute resolution system, or arbitration panel.

“Franchise Agreements” shall mean those twenty-eight franchise agreements between FRI and Franchisor relating to the Restaurants described on Schedule 1.1(b) hereto.

“Franchisor” shall mean Golden Corral Franchising Systems, Inc.

“Governmental Entity” shall mean any federal, state, local, municipal, or foreign government or any department, commission, board, bureau, agency, instrumentality, unit, or taxing authority thereof.

“Ground Lease Assignment” shall mean a recordable assignment and assumption agreement for each Lease, in the form attached hereto as Exhibit C and made a part hereof.

“Hazardous Material” shall mean all substances or materials designated as hazardous or toxic as of the date hereof or as of the Closing Date pursuant to any applicable Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Laws” means all laws, statutes, common law, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, rulings, injunctions, writs, awards, opinions, guidelines and decrees of, or issued or entered by, all Governmental Entities, including franchise laws, privacy laws, laws related to protection of personal information, labor and employment laws and environmental laws.

“Material Contracts” shall mean all Contracts that involve monetary obligations of Seller Group of more than $10,000 per year per contract and that are not cancelable by Seller Group upon sixty days notice or less.

“Material Adverse Effect” shall mean a change that taken as a whole would have a materially adverse effect on the Business or the condition of the Restaurants and/or Real Property which would prevent (or would reasonably be expected to prevent) the fundamental and basic continuing operation of the Business, but shall not include a change that results from (i) conditions affecting the U.S. economy or the world economy generally, (ii) conditions affecting the restaurant industry generally, (iii) the announcement of the transactions contemplated herein, or (iv) the taking of any action required by this Agreement.

“Minor Contracts” shall mean all Contracts that are not Material Contracts.

“Orders” shall mean all applicable orders, writs, judgments, decrees, rulings, consent agreements, and awards of or by any Forum or entered by consent of the party to be bound.

“Owned Real Property” shall mean those twenty-one (21) tracts and parcels of land owned by Seller Group on which a Restaurant is located as noted on Exhibit A, together with all buildings, fixtures, signs, parking facilities, and other improvements located thereon and all tenements, hereditaments, easements, right-of-ways, powers, privileges, immunities, and opportunities belonging or in any way pertaining thereto; provided, however, that Owned Real Property does not include the Toledo Parcel or the undeveloped back lot comprising approximately one acre of the Grove City, Ohio real property, which will be separated and segregated from the property on which the Restaurant is located by the Closing and retained by Seller.

“Permitted Encumbrances” shall mean, in the case of all Real Property, (i) such matters of public record including easements, restrictions, covenants, and other such encumbrances which are shown as exceptions on the Title Commitments and any other encumbrances of record as of the effective date of the Title Commitments, (ii) ordinances (municipal and zoning), (iii) survey matters, and (iv) such easements, restrictions, covenants, and other encumbrances which become matters of public record after the date of the Title Commitments and before the Closing, in the case of items (i) (ii), (iii) and (iv) above solely to the extent that such encumbrances would not unreasonably interfere with the marketability of such Real Property for either restaurant or any commercial use (except as limited by restrictions of record when Seller Group acquired the Real Property) or that are waived, by Purchaser. Permitted Encumbrances shall include in the case of both Real Property and personal property, all pending liens for taxes not yet due and payable but shall not include monetary liens or judgments.

“Person” shall include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, a government, and any other legal entity.

“Property Taxes” shall mean all ad valorem, real property and personal property taxes, sales and transfer taxes, all general and special private and public assessments, all other property taxes, assessments and impositions, and all similar obligations pertaining to the Assets.

“Real Property” shall mean the land and improvements comprising the Owned Real Property, the Ground Lease Improvements and all land subject to Leases.

“Restaurants” shall mean those twenty-eight franchised Golden Corral restaurants operated by Seller Group at the locations set forth on Exhibit A.

“Settlement Statement” shall mean a closing statement reflecting, inter alia, the proration and allocation of Property Taxes as to Real Property, rent and other payments under the Leases and Permitted Encumbrances, and the incurrence of title insurance related costs, conveyance taxes and all other closing costs consistent with this Agreement.

“Solid Waste” shall mean any garbage, refuse, sludge from a waste treatment plant, water supply treatment plant, or air pollution control facility, and other discarded material, including solid, liquid, semisolid, or contained gaseous material resulting from industrial, commercial, mining, and agricultural operations, and from community activities.

“Taxes” means all taxes, assessments, charges, duties, fees, levies and other charges of a Governmental Entity, including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind for which the Seller Group or Purchaser may have any liability imposed by any Governmental Entity, whether disputed or not, and any related charges, interest or penalties imposed by any Governmental Entity.

“Tax Return” means any report, return, declaration or other information, in whatever form or medium, required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns and reports of every kind with respect to Taxes.

“Title Commitments” shall have the meaning set forth in Section 7.1(b).

“Title Company” shall mean a national title insurance company selected by the Purchaser to issue the Title Policies.

“Title Policies” shall mean the Owner’s Title Policies and the Lessee’s Title Policies as defined in Section 7.1(b).

ARTICLE II - PURCHASE AND SALE

2.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller Group shall sell, transfer, and assign to Purchaser the Assets free and clear of any mortgage, security interest, lien, charge, claim, or other encumbrance of any nature except the Permitted Encumbrances, and Purchaser shall purchase the Assets from Seller Group for the Purchase Price set forth in Section 2.3.

2.2 Assumption of Liabilities. As of the Effective Time, Purchaser shall assume all of the Assumed Liabilities. Except for the Assumed Liabilities, Purchaser does not hereby assume or agree to assume or pay any obligations, liabilities, indebtedness, duties, responsibilities, or commitments of Seller Group or any other Person, of any nature whatsoever, whether known or unknown, absolute or contingent, due or to become due.

2.3 Purchase Price. The purchase price for the Assets shall be Forty Eight Million Nine Hundred Thousand Dollars ($48,900,000.00) plus the value of the Inventory and Change Fund in the amount of Seven Hundred Thousand Dollars ($700,000.00) (the “Purchase Price”), subject to the adjustments pursuant to this Section 2.3.

(a) Upon execution hereof, Purchaser shall deposit with Escrow Agent the amount of Two Hundred Fifty Thousand Dollars ($250,000) pursuant to the Escrow Agreement. Purchaser agrees to deposit an additional Two Hundred Fifty Thousand Dollars ($250,000) into the escrow account promptly upon the expiration of the Due Diligence Period (as defined herein). The initial $250,000, the additional $250,000 described in the foregoing sentence, and all interest accrued thereon is collectively referred to herein as the “Deposit.” Except as otherwise provided for herein, the Deposit shall be non-refundable upon the execution of this Agreement. The Deposit and interest thereon, if any, shall be credited against the Purchase Price at Closing.

(b) At the Closing, Purchaser will receive a credit to the Purchase Price in the amount of Eight Hundred Thousand Dollars ($800,000) towards the installation of the Positouch Point of Sale system required by Franchisor as discussed in Section 4.6 herein (the “POS System Credit”).

(c) As Franchisor has elected to exercise the Right of First Refusal, Seller Group shall pay NRD Holdings, LLC a break-up fee in the amount of Five Hundred Thousand Dollars ($500,000) (the “Break Up Fee”) in consideration of its efforts and costs, including professional fees and due diligence costs, incurred as a result of entering into this Agreement. The Break-Up Fee is due and payable upon the closing of Franchisor’s (or its assignee(s)) purchase of the Restaurants pursuant to the Right of First Refusal. Any payment due under this Section 2.3(c) shall be made by wire transfer of immediately available funds to an account designated in writing by NRD Holdings, LLC as soon as practical, but not more than ten (10) business days after closing.

(d) The amount of the Purchase Price shall be increased by (i) all Property Taxes accruing with respect to the Assets as a result of or after the Closing that have been or will be paid by Seller Group prior to or after the Closing; (ii) all amounts paid by Seller Group under the Franchise Agreements, Contracts and Leases with respect to periods after the Closing; (iii) any other prepaid expenses pertaining to the Business (such as telephone expenses, advertising expenses, utility charges, and the like) with respect and relating to periods after the Closing; and (iv) the amount of all security deposits and prepaid rent paid by Seller Group pursuant to the Leases set forth in Schedule 1.1(d). It is expressly agreed and understood that rent and all other payments under the Leases and the monetary obligations, if any, of Seller Group under the Permitted Encumbrances shall be prorated to the Closing Date.

(e) The amount of the Purchase Price shall be decreased by (i) an amount equal to 90% of the value of the unredeemed gift cards issued within the two year period prior to the Closing, (ii) the POS System Credit (iii) all Property Taxes accruing with respect to the Assets prior to the Closing that are due and payable after the Closing and that have not been paid as of the Closing, and (iv) all amounts payable under the Franchise Agreements, Contracts and Leases that pertain to periods before the Closing but are due and payable after the Closing and that have not been paid as of the Closing.

(f) Schedule 2.3 sets forth the items expected to require an adjustment at the Closing pursuant to this Section 2.3, whether each such adjustment is expected to result in an increase or decrease in the Purchase Price, and the estimated amount of each such adjustment. At the Closing, the final foregoing adjustments shall be calculated by the parties and set forth on a revised schedule which shall be signed by both parties. Property Taxes assessed on the Real Property, which are payable for the calendar year in which the Closing occurs shall be prorated to the Closing Date based on the best available information, with no post-closing adjustment. To the extent that Property Taxes or other items are not known at the time of Closing, the parties shall estimate the amounts in good faith and adjust the same at such time as such amounts are finally known.

(g) The parties hereto acknowledge that the Purchase Price being paid by Purchaser pursuant to this Section 2.3 is based upon the assumption that the sum of the Business’s Change Fund and Inventory are equal to $700,000, as reflected in the Change Fund summary attached as Schedule 1.1(a) and the Seller Group’s combined balance sheet for the Business dated January 10, 2012 attached as Schedule 2.3(g). On the Closing Date, Purchaser and Seller Group shall mutually conduct a physical inventory of all Inventory and Seller Group shall provide Purchaser with the Business’s combined balance sheet as of the Closing Date. The Purchase Price shall be increased or decreased on a dollar for dollar basis to the extent that (i) the Change Fund exceeds or is less than the value set forth on Schedule 1.1(a); and (ii) the value of the Inventory exceeds or is less than the value set forth in the Seller Group’s balance sheet dated January 10, 2012 attached as Schedule 2.3(g). Any payment due under this Section 2.3(g) shall be made by wire transfer of immediately available funds to an account designated in writing by the party receiving such payment as soon as practical, but not more than ten (10) business days after such physical inventory.

2.4 Deliveries at the Closing.

(a) At the Closing, Seller Group shall deliver to Purchaser the following:

(i) A certificate executed by Seller Group, dated as of the Closing Date and in the form attached hereto as Exhibit D, certifying that (A) subject to the matters disclosed herein or the schedules hereto, all representations and warranties of Seller Group in this Agreement are true in all material respects as of the Closing Date, and (B) Seller Group has performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by the Seller Group prior to or on the Closing Date;

(ii) A certificate of the Secretary of Seller Group, dated as of the Closing Date and in the form attached hereto as Exhibit E, certifying (A) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors/Members of Seller Group authorizing the execution, delivery, and performance of this Agreement, the Bill of Sale and Assignment and Assumption Agreement, and the Deeds, and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement, and (B) as to the incumbency and specimen signature of each officer of Seller Group executing this Agreement, the Bill of Sale and Assignment and Assumption Agreement, the Deeds, and any certificate or instrument furnished pursuant hereto, and a certification by another officer of Seller Group as to the incumbency and signature of the officer signing such certificate;

(iii) The Bill of Sale and Assignment and Assumption Agreement duly executed by Seller Group;

(iv) The Ground Lease Assignment duly executed by Seller Group;

(v) The Deeds duly executed by Seller Group;

(vi) Any other documents that Purchaser, Purchaser’s lender or the Title Company (as defined herein) may reasonably request prior to the Closing to effectuate the transactions contemplated hereby, including but not limited to owners’ possessory and no monetary lien affidavits. Seller Group will use commercially reasonable efforts to provide those documents currently in its possession to the requesting party;

(vii) The Settlement Statement executed by Seller Group;

(viii) Tax clearance certificates from the states where the Restaurants are located for the states that will issue a tax clearance certificate in advance of the Closing of the transaction, and tax good standing certificates from the states that will not issue tax clearance certificates until after the Closing or because the applicable Seller does not have separate accounts for the Restaurants and the Big Boy restaurants operated by that Seller (collectively, the “Tax Certificates”);

(ix) all of the Consents listed in Schedule 3.3;

(x) The Franchise Termination Agreement executed by FRI terminating all of the Franchise Agreements in the form attached hereto as Exhibit I; and

(xi) an opinion from counsel to the Seller Group, dated as of the Closing Date, in the form of Exhibit G.

(b) At the Closing, Purchaser shall deliver to Seller Group the following:

(i) A certificate executed by Purchaser, dated as of the Closing Date, certifying in such detail as Seller Group may reasonably request to the fulfillment of the conditions specified in Sections 7.3(a) and (b) hereof;

(ii) A certificate of the Board of Directors/Managers of Purchaser, dated as of the Closing Date and in the form attached hereto as Exhibit E, certifying (A) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors/members of Purchaser authorizing the execution, delivery and performance of this Agreement, the Bill of Sale and Assignment and Assumption Agreement, and that all such resolutions are still in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement, and (B) as to the incumbency and specimen signature of the officer/manager of Purchaser executing this Agreement, and any certificate or instrument furnished pursuant hereto or to be furnished in connection herewith as of the Closing Date, and a certification by an officer/manager of Purchaser as to the incumbency and signature of the officer/manager signing such certificate;

(iii) The Purchase Price less the Deposit and subject to any adjustments made pursuant to Section 2.3 (e) and (f);

(iv) A Franchise Termination Agreement executed by Franchisor in the form attached hereto as Exhibit I terminating all of the Franchise Agreements effective as of the Closing Date and, except as specifically stated therein, releasing FRI from any further liability under the Franchise Agreements after the Closing Date;

(v) The Bill of Sale and Assignment and Assumption Agreement duly executed by Purchaser;

(vi) The Ground Lease Assignment duly executed by Purchaser and all documents reasonably requested by the ground lessors under the Leases, executed by Purchaser, in connection with the Ground Lease Assignments;

(vii) an opinion from counsel to the Purchaser, dated as of the Closing Date, in the form of Exhibit H; and

(viii) The Settlement Statement executed by Purchaser.

(c) Seller Group and Purchaser will each execute Internal Revenue Service Form 8594, Asset Acquisition Statement or similar required for attesting to the allocations.

2.5 Transfer of Operations. Purchaser shall be entitled to immediate possession of, and to exercise all rights arising under, the Assets from and after 12:01 a.m. on the day after the Closing Date, and operation of the Restaurants shall transfer at such time (the “Effective Time”). Except as expressly provided in this Agreement, all profits, losses, liabilities, claims, or injuries arising before the Effective Time (whether discovered before or after the Effective Time) shall be solely to the benefit or the risk of Seller Group. All such occurrences after the Effective Time shall be solely to the benefit or the risk of Purchaser. The risk of loss or damage by fire, storm, flood, theft, or other casualty or cause shall be in all respects upon Seller Group prior to the Effective Time and upon the Purchaser thereafter.

2.6 Closing. Subject to the satisfaction or waiver of the conditions set forth herein, the Closing shall occur as of 12:00 Midnight on Tuesday, May 15, 2012, or such other date as the parties may agree (the “Closing Date”). The Closing shall be effective as of the Closing Date and shall take place through the execution and exchange via facsimile or other electronic transmission of this Agreement and the other documents and agreements herein contemplated. The parties acknowledge and agree that upon mutual exchange and receipt of signature pages via facsimile or other electronic transmission, and upon receipt by the Seller Group of the Purchase Price, this Agreement and the other documents and instruments delivered in connection herewith shall be deemed effective as of the Closing Date, and the transactions hereby contemplated shall be deemed consummated, notwithstanding any party’s failure or refusal to deliver original signature pages.

(a) Upon satisfaction or completion of all closing conditions and deliveries in accordance with this Agreement, the Title Company shall immediately cause the recordation of the Deeds and Ground Lease Assignments.

2.7 Allocation of Purchase Price. The parties agree in good faith and based upon reasonable economic principles and industry standards that the Purchase Price shall be allocated among the various Assets as set forth on Schedule 2.7 hereof. Each party hereby agrees that it will not take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is inconsistent with the terms of this Section 2.7.

2.8 Further Assurances. From time to time after the Closing at Purchaser’s request and expense, Seller Group shall execute, acknowledge, and deliver to Purchaser such other instruments of conveyance and transfer and shall take such other actions and execute and deliver such other documents, certifications, and further assurances as Purchaser may reasonably require to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Assets, or to better enable Purchaser to complete, perform and discharge the Assumed Liabilities. Each party hereto will cooperate with the other and execute and deliver to the other party hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purpose of this Agreement.

2.9 First Right of Refusal for the Toledo Parcel. For six months after the Closing, if Seller Group receives and proposes to accept a bona fide offer to purchase the Toledo Parcel, then the Purchaser shall have the right to purchase the Toledo Parcel on the same terms and conditions in accordance with the terms of the Right of First Refusal Agreement attached hereto as Exhibit F.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SELLER GROUP

Subject to the limitations and exceptions set forth in herein and the schedules attached hereto, Seller Group hereby represents and warrants to Purchaser, which representations and warranties shall be true and correct in all material respects as of the Closing, as follows:

3.1 Organization, Corporate Power, Authorization.

(a) Frisch’s Restaurants, Inc. (“FRI”) is a corporation duly incorporated and organized, validly existing, and in good standing under the laws of the State of Ohio and has the corporate power and authority to execute, deliver, and perform this Agreement, the Bill of Sale and Assignment and Assumption Agreement, and all other agreements, documents, certificates, and other papers contemplated to be delivered by it pursuant to this Agreement.

(b) Frisch Ohio, Inc., a wholly-owned subsidiary of FRI, is a corporation duly incorporated and organized, validly existing, and in good standing under the laws of the State of Ohio and has the corporate power and authority to execute, deliver, and perform this Agreement, the Deeds, and all other agreements, documents, certificates, and other papers contemplated to be delivered by it pursuant to this Agreement with respect to the eighteen Restaurants in Ohio.

(c) Frisch Indiana, Inc., a wholly-owned subsidiary of FRI, is a corporation duly incorporated and organized, validly existing, and in good standing under the laws of the State of Indiana and has the corporate power and authority to execute, deliver, and perform this Agreement, the Deeds, and all other agreements, documents, certificates, and other papers contemplated to be delivered by it pursuant to this Agreement with respect to the two Restaurants in Indiana.

(d) Frisch Kentucky, LLC, a wholly-owned subsidiary of FRI, is a limited liability company duly incorporated and organized, validly existing, and in good standing under the laws of the Commonwealth of Kentucky and has the corporate power and authority to execute, deliver, and perform this Agreement, the Deeds, and all other agreements, documents, certificates, and other papers contemplated to be delivered by it pursuant to this Agreement with respect to the five Restaurants in Kentucky.

(e) Frisch Pennsylvania, Inc., a wholly-owned subsidiary of FRI, is a corporation duly incorporated and organized, validly existing, and in good standing under the laws of the State of Pennsylvania and has the corporate power and authority to execute, deliver, and perform this Agreement, the Deeds, and all other agreements, documents, certificates, and other papers contemplated to be delivered by it pursuant to this Agreement with respect to the two Restaurants in Pennsylvania.

(f) Frisch West Virginia, Inc., a wholly-owned subsidiary of FRI, is a corporation duly incorporated and organized, validly existing, and in good standing under the laws of the State of West Virginia and has the corporate power and authority to execute, deliver, and perform this Agreement, the Deeds, and all other agreements, documents, certificates, and other papers contemplated to be delivered by it pursuant to this Agreement with respect to the one Restaurant in West Virginia.

3.2 Authorization. The execution, delivery, and performance by Seller Group of this Agreement, the Bill of Sale and Assignment and Assumption Agreement, the Deeds, and all other agreements, documents, certificates, and other papers contemplated to be delivered by Seller Group pursuant to this Agreement, as applicable, have been duly authorized by the Manager/Board of Directors of Seller Group. The Seller Group, as applicable, has all requisite power and authority to own and operate the Restaurants, to perform its obligations under the Franchise Agreements, and to carry on the operation of the Restaurants as now conducted.

3.3 Non-Contravention. Subject to obtaining any required consents to assignment of the Leases, and any Material Contracts set forth on Schedule 3.3, the execution, delivery and performance of this Agreement will not violate or result in a breach of any term of any of Seller Group’s respective Articles of Incorporation/Operating Agreement/Code of Regulations/Bylaws, result in a breach of any agreement or other instrument to which Seller Group is a party, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel any Material Contract, or violate any law or any order, decree, rule, regulation or judgment of any court, regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over Seller Group to which such Seller Group is a party or by which such Seller Group is bound; and will not result in the creation or imposition of any lien, charge, or encumbrance of any nature whatsoever upon any of the Assets. Except as set forth on Schedule 3.3 and except for consents required under Minor Contracts, the execution, delivery and performance of this Agreement and the other documents executed in connection herewith, and the consummation of the transactions contemplated hereby and thereby do not require any filing with, notice to or consent, waiver or approval of any third party, including but not limited to, any governmental body or entity other than any filing required under the HSR Act and the expiration of any applicable waiting period thereunder. Schedule 3.3 identifies separately each notice, consent, waiver, or approval by reference to each Lease and Material Contract to which it is applicable.

3.4 Validity. This Agreement has been duly executed and delivered by the Seller Group and constitutes the legal, valid, and binding obligation of Seller Group, enforceable in accordance with its terms, subject to general equity principles and to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws from time to time in effect affecting the enforcement of creditors’ rights. When the Bill of Sale and Assignment and Assumption Agreement has been executed and delivered in accordance with this Agreement, it will constitute the legal, valid, and binding obligation of Seller Group, enforceable in accordance with its terms, subject to general equity principles and to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws from time to time in effect affecting the enforcement of creditors’ rights.

3.5 Assets.

(a) Seller Group has good and valid title to all of the Assets, and in the case of the Leases, Ground Lease Improvements and Owned Real Property, insurable title, free and clear of any and all mortgages, pledges, security interests, liens, charges, conditional sales agreements, and other encumbrances except Permitted Encumbrances.

(b) The Assets located at each Restaurant as of the date hereof include all tangible personal property required on site to operate the Restaurant generally and in accordance with the Franchise Agreements specifically.

(c) There are no material assets or property of any nature which is not being transferred to Purchaser hereunder that has been customarily used exclusively in the operation or ownership of the Restaurants other than Permits, the Xpient point of sale management system, and software licenses that are not assignable.

(d) All equipment and appliances included in the Tangible Personal Property are in good operating condition, ordinary wear and tear accepted. Each Asset is being transferred, assigned or sold in “as is” condition.

(e) The Inventory is saleable or usable in the ordinary course of business for its intended use and none of such Inventory is obsolete, damaged, or defective.

3.6 Contracts and Leases.

(a) Each Material Contract and Lease is a valid and subsisting agreement, without any material default of Seller Group thereunder, and to the knowledge of Seller Group, without any default on the part of any other party thereto. To the knowledge of Seller, no event or occurrence has transpired which with the passage of time or giving of notice or both will constitute a material default under any Material Contract or Lease. True and correct lists of each Material Contract and every amendment thereto is set forth on Schedule 1.1(c), and each Lease and every amendment thereto is set forth on Schedule 1.1(d) to this Agreement. True and correct copies of the Material Contracts and Leases (and any amendments thereto) have been made available to Purchaser on a document database prior to the date of this Agreement. At the time of Closing, Seller Group shall have made all payments and performed all obligations then due through the Closing Date under each Franchise Agreement, Contract and Lease, except to the extent that any payment due is set forth on Schedule 2.3 and deducted in calculating the Purchase Price pursuant to Section 2.3.

(b) No Franchise Agreement, Material Contract or Lease has been assigned by Seller Group or any interest granted therein by Seller Group to any third party, or is subject to any mortgage, pledge, hypothecation, security interest, lien, or other encumbrance or claim except for Permitted Encumbrances.

(c) Seller Group’s possession of the Real Property subject to the Leases has not been disturbed, nor has any claim been asserted against Seller Group’s rights in such leasehold interests. The Leases: (i) are legal, valid, binding, enforceable and in full force and effect, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and the rules of law governing injunctive relief and other equitable remedies; (ii) the applicable member of the Seller Group in possession and quiet enjoyment of the leased Real Property under such Lease has not been disturbed and, to the knowledge of the Seller Group, there are no disputes with respect to such Lease; (iii) neither the Seller Group nor, to the knowledge of the Seller Group, any other party to the Lease for Real Property is in breach of or default under such Lease in any material respect, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a material breach or default, or permit the termination, modification or acceleration of rent under such Lease for Real Property; (iv) no member of the Seller Group owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Leases for Real Property; (v) no member of the Seller Group has subleased, licensed or otherwise granted any Person the right to use or occupy such leased Real Property or any portion thereof; (vi) no member of the Seller Group has collaterally assigned or granted any other security interest in such leased Real Property or any interest therein; (vii) there are no Liens on the estate or interest created by such leased Real Property, except Permitted Encumbrances and (viii) the Seller Group has not received notice to the effect that, and to the knowledge of the Seller Group there are no facts to indicate that, any other party to any Lease for Real Property intends to cancel, terminate, breach, or attempt to alter the terms of any such Lease.

(d) The Material Contracts and Leases have been entered into in the ordinary course of Seller Group’s business and, to Seller Group’s knowledge, contain commercially reasonable terms.

3.7 Real Property.

(a) Exhibit A sets forth with respect to each Restaurant, its location, whether it is located on Owned Real Property or is on a site subject to a Lease, and whether the improvements are owned or leased. All improvements to Real Property are in good condition and repair and sufficient for the operation of the Business (subject to ordinary wear and tear). To the knowledge of the Seller Group, there are no material structural deficiencies or latent defects affecting any of the improvements to Real Property and there are no facts or conditions affecting any of the improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the improvements or any portion thereof in the operation of the Business.

(b) To Seller Group’s knowledge, the water, electric, gas, and sewer utility services, and storm drainage facilities currently available to each parcel of Real Property are adequate for the operation of the Restaurants as presently operated, and there is no condition which will result in the termination of the present access from each parcel of Real Property to such utility services and other facilities.

(c) Seller Group has obtained all authorizations and rights-of-way which are necessary to ensure vehicular and pedestrian ingress and egress to and from the site of each Restaurant and adequate parking, of which access shall be insurable and all of which rights are assignable and shall be assigned to Purchaser at Closing, subject to the Leases.

(d) Except as shown on Schedule 3.7(d), Seller Group has no knowledge and has not received any notice that any governmental body having the power of eminent domain over any parcel of Real Property has commenced or intends to exercise the power of eminent domain or a similar power with respect to any part of the Real Property.

(e) To Seller’s knowledge, the Real Property and the present uses thereof comply in all material respects with all laws and regulations (including zoning laws and ordinances) of all Governmental Entities having jurisdiction over the Real Property, and Seller Group has no knowledge and has received no notice from any Governmental Entity alleging that the Real Property or any improvements erected or situated thereon, or the uses conducted thereon or therein, violate any regulations of any Governmental Entity having jurisdiction over the Real Property.

(f) Except as shown on Schedule 3.7(f), no work for municipal improvements has been commenced on or in connection with any parcel of Real Property or any street adjacent thereto and to the knowledge of Seller Group, no such improvements are contemplated. No assessment for public improvements has been made against the Real Property which remains unpaid. No notice from any Governmental Entity has been served upon the Real Property or the Seller Group, or received by any owner of any of the Real Property subject to a Lease, requiring or calling attention to the need for any work, repair, construction, alteration, or installation on or in connection with the Real Property which has not been complied with.

(g) Warranties of title for the Real Estate shall be limited to the warranties in Seller Group’s Limited Warranty Deeds delivered at the Closing.

3.8 Tax Matters. Except as set forth on Schedule 3.8: (i) all Tax Returns that are required to be filed by Seller Group have been, or will be, timely filed in accordance with all applicable Laws; (ii) Seller Group has timely paid all Taxes with respect to the Business whether or not shown on such Tax Returns; (iii) the Tax Returns with respect to the Business that have been filed are correct and complete in all material respects; (iv) there are no Liens for any Tax on the Assets, except for Taxes not yet due and payable; (v) Seller Group has withheld or will withhold, duly and timely, and has paid over or will timely pay over to the appropriate taxing authorities, all amounts required to be so withheld and paid over for all periods with respect to the Business prior to Closing under all applicable Laws; and (vi) Seller Group has collected all sales and use Taxes with respect to the Business required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate taxing authority, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by applicable Law. There are no audits, suits, actions, claims, investigations, inquiries, or proceedings pending or, to Seller’s knowledge, threatened against Seller Group with respect to Taxes, interest, penalties, governmental charges, duties, or fines with respect to the Business, nor are any such matters under discussion with any Governmental Entity, nor have any claims for additional taxes, interest, penalties, charges, fines, fees, or duties with respect to the Business been received by or assessed against Seller Group that in any such case affect the Assets. Notwithstanding anything contained herein to the contrary, any Property Tax assessment (whenever such assessment is enacted) due and payable on the day of or following the Closing Date shall be the responsibility of Purchaser and any Property Tax assessment payable prior to the Closing Date shall be the responsibility of Seller Group but for only such time that the Seller Group is the owner of such property.

3.9 Foreign Person. Seller Group is not a foreign person under Sections 1445 and 7703 of the Internal Revenue Code of 1986, as amended and regulations promulgated thereunder.

3.10 Litigation. Except as set forth on Schedule 3.10, there is no pending litigation, claims, suits, actions, investigations, indictments or informations, proceedings or arbitrations, grievances or other procedures (including grand jury investigations, actions or proceedings, and product liability and workers’ compensation suits, actions or proceedings) pending, or to the Seller Group’s knowledge, threatened, before any court, commission, arbitration tribunal, or judicial, Governmental Entity or any other forum for the resolution of grievances involving the Business, the Assets or the Restaurants. Seller Group has no knowledge of, and is not a party to or subject to any Order entered in, any Action seeking to prevent the execution of this Agreement or the consummation of the transactions contemplated hereby.

3.11 Permits. Seller Group has all material Permits as are necessary to operate the Restaurants. Seller Group has fulfilled and performed all of its material obligations with respect to such Permits and no event has occurred which allows, nor after notice or lapse of time or both would allow, revocation or termination thereof or would result in any other impairment of the rights of the holder of any such Permits. The Seller Group is, and at all times has been, in material compliance with all of the terms and requirements of each Permit listed or required to be listed on Schedule 1.1(e). The Seller Group has made available to the Purchaser true, correct and complete copies of all Permits listed or required to be listed on Schedules 1.1(e). The Permits are not subject to any pending or, to the knowledge of such Seller Group, threatened Action seeking their revocation or limitation.

3.12 Environment, Health and Safety Requirements.

(a) To the knowledge of Seller Group, Seller Group is in material compliance with all laws, governmental standards, rules and regulations applicable to the Restaurants or to any of the Assets in respect to the Americans with Disabilities Act and similar state laws, occupational health and safety laws, and Environmental Laws. No Restaurant has received a pending, unresolved citation, warning, or reprimand for, or otherwise been notified of, any violation of any law or any Environmental Laws or safety requirements or similar municipal, state or federal laws. There are no pending or unresolved complaints that any Restaurant has served any food or foodstuff which is claimed to have caused any illness or injury to the consumer thereof which would reasonably be expected to have a Material Adverse Effect on the Restaurant. No Governmental Entity regulating the Restaurants has commenced, or to the Seller Group’s knowledge, threatened to commence, any investigation or proceeding relating to the operation of the Restaurants. Seller Group is not subject to, has not become aware or otherwise been notified of, and does not now have any liability (and, to the Seller Group’s knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any liability), arising out of any injury to individuals or property as a result of or in connection with any of the services performed by the Seller Group at the Restaurants or any food or beverage sold at the Restaurants.

(b) Seller Group has complied and is in compliance with all Environmental and Safety Requirements (including without limitation all permits, licenses and other authorizations that may be required thereunder) for the occupation of the Real Property and the operation of the Restaurants or otherwise related to the Owned Real Property or the operations of the Restaurants. Seller Group has accurately prepared and timely filed with the appropriate Governmental Entities all reports, notifications and filings required to be filed by Seller Group pursuant to Environmental and Safety Requirements affecting the Real Property or Restaurants. With respect to the Owned Real Property and Restaurants, Seller Group has not received any pending, or unresolved notice of any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice against it alleging any violation of, any liability (contingent or otherwise) or any corrective or remedial obligation under any Environmental and Safety Requirements or involving any of its current or past operations or the Owned Real Property. Except as set forth in the Environmental Reports listed on Schedule 3.7(g), with respect to the Owned Real Property and Restaurants, Seller Group has not expressly or, to such Seller Group’s knowledge, by operation of law, assumed, undertaken or become subject to any liability of any other Person under any Environmental and Safety Requirements. Except as set forth in the Environmental Reports listed on Schedule 3.7(g), none of the following currently exists, has existed during Seller Group’s occupancy, or to Seller’s knowledge has ever existed at the Owned Real Property or the Restaurants: (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls or (iv) landfills, surface impoundments or disposal areas. No Environmental Lien is currently attached to the Owned Real Property. Seller Group has not been notified that it is potentially responsible or liable under or received any requests for information or other correspondence concerning the Owned Real Property or Restaurants under CERCLA or any similar law. Seller Group has not entered into or received any Orders pursuant to Environmental and Safety Requirements with respect to the Owned Real Property or Restaurants and under which there are continuing obligations.

(c) Seller Group has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including without limitation any hazardous substance, on the Real Property in a manner that has given or would give rise to Liabilities pursuant to CERCLA, SWDA or any other Environmental and Safety Requirement, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damage or attorney fees, or any investigative, corrective or remedial obligations. The transactions contemplated by this Agreement do not impose upon such Seller Group any obligations under any Environmental and Safety Requirements for site investigation or cleanup, or notification to any Governmental Entities or third parties. No known past or present facts, events or conditions relating to the Owned Real Property or the Restaurants would prevent compliance by such Seller Group or the Purchaser with, or give rise to any Liability or investigatory, corrective or remedial obligation of the Purchaser with respect to, Environmental and Safety Requirements, including, without limitation, any Liability related to environmental contamination or violations of health and safety requirements.

(d) Seller Group has provided the Purchaser with copies of all environmental reports and studies in the possession, custody or control of Seller Group with respect to the Owned Real Property, which are listed on Schedule 3.7(g) (the “Environmental Reports”). Seller Group makes no representations or warranties as to the truth, accuracy or completeness of the Environmental Reports or any other materials, data or information supplied to Purchaser in connection with Purchaser’s inspection of the Real Property except that such materials are kept in the ordinary course of business by Seller Group and are believed by Seller Group to truly and correctly reflect the matters contained therein. It is the parties’ express understanding and agreement that such materials are provided only for Purchaser’s convenience in making its own examination and determination as to whether it wishes to purchase the Real Property and Leases, and, in doing so, Purchaser shall rely exclusively on its own independent investigation and evaluation of every aspect of the Real Property and not on any materials supplied by Seller.

3.13 Accuracy of Certificates and Documents. All information concerning Seller Group contained in any certificate furnished to Purchaser pursuant to this Agreement is or will be when furnished both complete and accurate in all material respects; and all documents furnished to Purchaser pursuant to this Agreement which are documents described in this Agreement are true and correct copies of the documents which they purport to represent.

3.14 Representations. Terms such as “to Seller Group’s knowledge” or any like phrases mean the actual present and conscious awareness or knowledge (and not imputed, implied or constructive knowledge), without independent investigation, of persons currently employed by Seller Group. Said terms do not include constructive knowledge, imputed knowledge, or knowledge Seller Group does not have but could have obtained through further investigation or inquiry. No broker, agent or party other than Seller Group is authorized to make any representation or warranty for or on behalf of Seller.

3.15 Employees and Independent Contractors.

(a) There are no independent contractors that currently work exclusively at or for the Restaurants. Schedule 3.15 hereof sets forth the names and current compensation (broken down by category, e.g., salary, bonus, commission) of all employees who currently work exclusively at or for the Restaurants (collectively, the “Restaurant Personnel”). Except as set forth on Schedule 3.15, no Restaurant Personnel is a party to any employment agreement with the Seller Group. Except as set forth on Schedule 3.15, the Seller Group is not a party to any Contract or legally binding policy or practice that requires it to pay termination or severance pay to any Restaurant Personnel.

(b) Except as set forth on Schedule 3.15, (i) Seller Group is not delinquent in payments to any Restaurant Personnel for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such employees, and upon termination of the employment of any such employees, the Purchaser will not by reason of anything done by Seller Group prior to the Closing be liable to any Restaurant Personnel for severance pay or any other payment obligations of Seller Group to Restaurant Personnel arising prior to the Closing, (ii) there is no employment or wage and hour claim pending or, to the knowledge of the Seller Group, threatened against or involving the Restaurants, (iii) there is no claim with the U.S. Equal Employment Opportunity Commission or similar Governmental Entity pending or, to the knowledge of such Seller Group, threatened against or involving the Restaurants, (iv) there is no unfair labor practice complaint against the Seller Group pending before the National Labor Relations Board or any other Governmental Entity relating to labor practices at the Restaurants, (v) there is no labor strike, material dispute, slowdown or stoppage actually pending or, to the knowledge of the Seller Group, threatened against or involving the Restaurants, (vi) no labor union currently represents the employees of the Restaurants, and (vii) to the knowledge of the Seller Group, no labor union has taken any action with respect to organizing the employees of the

Restaurants. Seller Group is not a party to or bound by any collective bargaining agreement, union contract or similar agreement with respect to the Restaurants.

(c) With respect to Restaurant Personnel, the Seller Group is in full compliance with all applicable Laws, judgments and other requirements relating to the regulation of foreign nationals in the United States, including those relating to the employment and compensation of foreign nationals in the United States. Moreover, there are no unresolved past, pending or threatened administrative, regulatory or judicial actions, proceedings, investigations, obligations, liabilities, losses, decrees, judgments, penalties, fines, fees, demands, demand letters, orders, directives, claims, or notices of noncompliance or violation relating in any way to the Restaurants. As used herein, the term “foreign national” means a person who is not a citizen of the United States of America.

3.17 Insurance. Schedule 3.17 hereto lists all policies of fire, liability, workers’ compensation, property and casualty, and other insurance owned or held by Seller Group with respect to the Business or Restaurants, copies of which have been made available to Purchaser. All such policies are in full force and effect and shall remain in full force and effect until the Closing, and Seller Group has not committed any Default thereunder. No written notice of cancellation or non-renewal has been received by Seller Group with respect to such policies.

3.18 No Adverse Change. The financial statements (including balance sheets and profits and loss and gross revenue statements) and sales tax returns for the Restaurants that have been previously furnished by Seller Group to Buyer, were true, correct and complete in all material respects as of the dates indicated thereon. There are no material modifications that should be made to these financial statements for them to be in conformity with generally accepted accounting principles and practices consistently applied for such periods. Since the date of said financial statements, the Business has been operated by Seller Group in the ordinary course, and there has not been:

(a) any Material Adverse Effect;

(b) any sale, assignment or transfer of Assets, or any additions to or transactions involving any Assets, other than those made in the ordinary course of business;

(c) any Lien or encumbrance created with respect to any Assets, other than those made in the ordinary course of business;

(d) any making or suffering of any amendment or termination of any Material Contract or Lease;

(e) any change in accounting methods or position or any election, agreement or arrangement with regard to accounting for the Business; or

(f) any loss, damage, destruction or change in employee, customer or vendor relationships that could reasonably be expected to have a Material Adverse Effect on the Business.

To the knowledge of Seller Group, there are no facts or circumstances that will result in the termination of the present access from the Real Property to utility services or from the Property to existing streets, highways and roads adjoining the Real Property. Seller Group has no knowledge, or has not received notice, that any of the Real Property is or will be subjected to or affected by (i) any special assessments not already a matter of public record, whether or not presently a lien thereon, or (ii) any condemnation, eminent domain or similar proceedings. To Seller Group’s knowledge there are no material liabilities of the Seller Group of any kind whatsoever, whether accrued, contingent, absolute or otherwise with respect to the Business, except for: (a) liabilities and obligations fully reflected or provided for in the financial statements; (b) liabilities and obligations incurred in the ordinary course of business, consistent with past practice, since the date of the financial statements; and (c) liabilities and obligations under the Franchise Agreements, Leases, and Contracts not (i) attributable to any failure by any member of the Seller Group to comply with the terms thereof or any express or implied warranty, or (ii) arising out of any such breach by any member of the Seller Group.

ARTICLE IV - COVENANTS OF SELLER GROUP

4.1 Performance of Real Property Leases and Assumed Contracts. Seller Group shall, up to the Closing, continue to faithfully and diligently perform each and every continuing obligation of Seller Group, if any, under each of the Leases and Material Contracts.

4.2 Transfer of Licenses and Permits. Seller Group shall use its reasonable efforts to assist Purchaser with the assumption, transfer, or reissuance of any and all Permits to the extent that the same is assignable.

4.3 Liabilities of Seller. All liabilities of Seller Group related to the Assets that do not constitute Assumed Liabilities will be promptly paid by Seller Group as they come due.

4.4 Cooperation.

(a) Insofar as such conditions are within its reasonable control or influence, Seller Group will use commercially reasonable efforts to cause the conditions set forth in Article VII to be satisfied and to facilitate and cause the consummation of the transactions contemplated hereby, including assisting Purchaser in obtaining the Consents.

(b) Notwithstanding anything set forth herein to the contrary, the parties acknowledge that no consents will be sought with respect to any Minor Contract even if the failure to so obtain a consent to assignment may result in a default or termination thereunder.

(c) Seller Group and Purchaser will use commercially reasonable efforts to obtain the consent of the landlords to the assignment of the Leases and any required estoppel certificates. Seller Group will bear the responsibility of the payment of any and all expenses associated with obtaining such consents (and/or estoppels).

(d) The parties agree that Purchaser has the right to conduct a sale-leaseback transaction in connection with the purchase and sale of the Assets described herein. Seller Group agrees to reasonably assist Purchaser in furtherance of a sale-leaseback transaction. Any and all costs and expenses associated with a sale-leaseback transaction shall solely be the responsibility of Purchaser.

4.5 Delivery of Owned Real Property Documents. Purchaser acknowledges that Seller Group has, prior to the date hereof, provided to Purchaser legal descriptions of the Leases and Owned Real Property and copies of all Leases, surveys, title policies, title exceptions, and environmental reports pertaining to the Owned Real Property in Seller’s possession.

4.6 Positouch System. Purchaser shall have the right to use the Seller Group’s Xpient point of sale management information system, including hardware and software (the “Xpient System”) in each Restaurant for a period of ninety (90) days after the Closing (the “Transition Period”) to allow Purchaser time to install the Positouch management information system (the “Positouch System”) required by Franchisor in the Restaurants. At Closing, Purchaser shall receive a credit against the Purchase Price in the amount of $800,000 towards the cost of the installation of the Positouch System. Purchaser shall be solely responsible for any costs in excess of the $800,000 in connection with the installation of the Positouch System. Provided that Purchaser leaves the Xpient System intact at the Restaurants during the Transition Period, Seller Group will provide Purchaser with Xpient System maintenance and support services during the Transition Period, including its customary periodic reports through its Xpient System via email for the Restaurants’ operations. During the Transition Period, Seller Group will also provide Purchaser with the assistance of Ms. Kaupp and the limited use of a room at FRI’s headquarters for POS training during normal business hours and upon reasonable notice to FRI, all subject to reasonable security and confidentiality measures and Ms. Kaupp’s normal schedule of responsibilities and duties. Seller Group issues no warranties with respect to the Xpient System or Positouch System and assumes no responsibility for the fitness for any purpose of either system. Within five business days after the expiration of the Transition Period, Purchaser shall return to Seller Group, in a method mutually acceptable to the parties and at Purchaser’s sole cost, all Xpient System equipment, including software and hardware, in the same condition as it was as of the Closing, ordinary wear and tear excepted. Other than as stated in this Section, Seller Group shall have no responsibility for any alternative management information system selected and used by Purchaser after Closing.

4.7 Tax Free Exchange. Seller Group may elect to transfer one or more of the Owned Real Property by exchange (rather than a purchase and sale) for real estate of a “like kind and qualifying use” within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended, together with the regulations promulgated thereunder (collectively, the “Code”). In the event that Seller Group desires to exercise its right to effect an exchange of one or more of the Owned Real Property as provided in this Section, it shall furnish notice of its election to Purchaser, specifying the Owned Real Property to be exchanged, at least seven (7) days prior to the Closing Date. If Seller Group exercises its right to transfer one or more of the Owned Real Property by exchange, it may, on or before the Closing, assign its rights and delegate its obligations as Seller Group under this Agreement with respect to such Owned Real Property to a Qualified Intermediary, as defined in the Code and/or Exchange Accommodation Titleholder as provided in IRS Revenue Procedure 2000-37 (either entity being referred to as the “Exchange Intermediary”). Pursuant to such an assignment, all of the rights and obligations of Seller Group under this Agreement as to Owned Real Property shall be assumed by the Exchange Intermediary, and Seller Group shall guarantee performance of such obligations by the Exchange Intermediary. Purchaser, at Seller Group’s request, shall execute any and all documents reasonably requested by Seller Group and the Exchange

Intermediary to facilitate the exchange of such Owned Real Property as a tax deferred exchange under the Code at the Closing, including without limitation, the execution and delivery of appropriate amendments to this Agreement and any escrow instructions affecting Seller’s election under this Section.

4.8 Subsequent Contracts. From the date of this Agreement until the Closing Date or termination of this Agreement as provided herein, Seller Group shall use commercially reasonable efforts (a) to include in any material contract entered into by a Seller that involves monetary obligations of that Seller of more than $10,000 per year per contract and that is not cancellable upon sixty days notice or less (a “Subsequent Contract”), a provision permitting the assignment of any such Subsequent Contract to Purchaser and providing that upon such assignment, Purchaser shall succeed to all of the Seller’s rights, title, and interests thereunder subject to the Purchaser’s assumption of all of the Seller’s duties, powers, and obligations under such Subsequent Contract, and (b) to ensure that no Subsequent Contract contains any provision which would materially limit in any way the rights, title, and interests of any Seller or, prospectively, the Purchaser, in the Assets.

4.9 Conduct of Business. From the date of this Agreement until the Closing or termination of this Agreement as provided herein:

(a) Seller Group will (i) operate the Restaurants as they are currently being operated and in the ordinary course of business and in compliance with all terms and conditions of the Franchise Agreements, using reasonable efforts in keeping with Seller Group’s historical practices to preserve and maintain relationships with suppliers and customers, (ii) pay all bills and debts incurred related to the Business promptly as they became due, and (iii) consult in advance with Purchaser on all decisions outside the ordinary course of business relating to the Assets or the Restaurants.

(b) In particular, and without limiting the foregoing, with respect to the Business, Seller Group will:

(i) continue to conduct the advertising activities and efforts as set forth in the Franchise Agreements;

(ii) continue to conduct on a timely basis all Restaurant remodeling and refurbishments as required under the Franchise Agreements;

(iii) continue to purchase and maintain inventories for each Restaurant in such quantities and quality as necessary to operate the Restaurants in accordance with Seller’s historical practice; and

(iv) continue to operate the Restaurants in accordance with all material applicable local, state, and federal laws and regulations.

(c) Further, with respect to the Restaurants, Seller Group will not, without the express prior written approval of Purchaser:

(i) change the ownership of the Assets or sell or otherwise dispose of any Asset, except replacement of such Asset in the ordinary course of business;

(ii) increase the rate of compensation of Restaurant Personnel beyond the usual and customary annual merit increases or bonuses under established compensation plans or policies, enter into or amend any employment or severance contract with any Restaurant Personnel, or hire any Restaurant Personnel except as necessary in the ordinary course of business;

(iii) mortgage, pledge, or subject to lien any of the Assets;

(iv) enter into any Material Contract except in the ordinary course of business;

(v) other than in the ordinary course of business, cancel or terminate or consent to or accept any cancellation or termination of any Material Contract or Lease, amend or otherwise modify any of its material terms or waive any breach of any of its material terms or provisions or take any other action in connection with any Material Contract or Lease that would materially impair the interests or rights of Seller Group to be transferred to Purchaser hereunder;

(vi) decrease the Inventory or Change Fund in any Restaurant in a manner not consistent with past practice;

(vii) declare, set aside, increase or pay any dividend, or declare or make any distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any capital stock, other than amounts that will not, in the aggregate, adversely affect the Seller Group’s ability to operate the Business or the Restaurants in the ordinary course prior to the Closing Date;

(viii) with respect to the Business and the Restaurants, guarantee any indebtedness of another Person, enter into any agreement to maintain the financial condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, or make any loans, advances or capital contributions to, or investments in, any other Person.

(ix) commit or omit to do any act that could be reasonably foreseen to cause a material breach of any covenant of Seller Group contained in this Agreement or that cause any representation or warranty of Seller Group contained in this Agreement to become untrue in any material respect;

(x) fail to maintain its books, accounts and records with respect to the Business in the usual manner on a basis consistent with that heretofore employed or change any accounting method, policy, practice or application previously employed; or

(xi) fail to pay, or to make adequate provision for the payment of, all Taxes, interest payments and penalties due and payable to any city, state, the United States, or any other taxing authority with respect to the Business, except those being contested in good faith by appropriate proceedings and for which sufficient reserves have been established, or make any elections with respect to Taxes other than as advised by Seller Group’s outside independent tax advisor.

4.10 Final State Sales and Use Tax Reports. Seller Group shall timely file any final sales and use tax reports required by the laws of the states in which the Restaurants are located to be filed after the Closing and request a tax clearance certificate upon such filing from the applicable state. Seller Group will provide Purchaser with copies of any such tax clearance certificates promptly upon Seller Group’s receipt.

ARTICLE V- REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller Group, which representations and warranties shall be true and correct in all material respects as of the Closing, as follows:

5.1 Organization, Corporate Power, Authorization. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of North Carolina and in each other jurisdiction in which it is lawfully required to qualify to conduct business. The execution, delivery, and performance by Purchaser of this Agreement, the Bill of Sale and Assignment and Assumption Agreement and other papers contemplated to be delivered by Purchaser pursuant to this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors/Managers of Purchaser.

5.2 Non-Contravention. The execution and delivery of this Agreement, the Bill of Sale and Assignment and Assumption Agreement or the Ground Lease Assignments by Purchaser does not and the consummation by Purchaser of the transactions contemplated hereby and thereby will not violate any provision of its Articles of Incorporation, By-Laws or other organizational documents of Purchaser.

5.3 Validity. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid, and binding obligation of the Purchaser, enforceable in accordance with its terms, subject to general equity principals and to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws from time to time in effect affecting the enforcement of creditor’s rights. When the Bill of Sale and Assignment and Assumption Agreement has been executed and delivered in accordance with this Agreement, it will constitute the legal, valid, and binding obligation of Purchaser, enforceable in accordance with its terms, subject to general equity principals and to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws from time to time in effect affecting the enforcement of creditors’ rights.

5.4 Litigation Relating to the Agreement. Purchaser is not a party to, or subject to any Order entered in any Action brought by any Governmental Entity or other Person seeking to prevent the execution of this Agreement or the consummation of the transactions contemplated hereby.

5.5 Accuracy of Certificates and Documents. All information concerning Purchaser contained in any certificate furnished to Seller Group pursuant to this Agreement is or will be when furnished both complete and accurate in all material respects; and all documents furnished to Seller

Group pursuant to this Agreement which are documents described in this Agreement are true and correct copies of the documents which they purport to represent.

5.6 Financing. Purchaser has provided Seller with copies of financing proposals from its lenders (collectively, the “Lenders”) (the “Financing Proposals”). Purchaser represents that the Financing Proposals have not been amended, modified, or withdrawn by Lenders as of the effective date of this Agreement. Purchaser agrees to promptly provide Seller Group with copies of any amendments, modifications, or withdrawals of the Financing Proposals. Purchaser agrees to work in good faith to provide the Lenders with all information requested by them and to keep the Financing Proposals in place for the Closing.

ARTICLE VI - COVENANTS OF PURCHASER

6.1 Consents. Purchaser shall cooperate with Seller Group and its officers, attorneys, accountants and other agents and generally do such other acts and things in good faith as may be reasonably necessary to timely effectuate the intents and purposes of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, (a) Purchaser and Seller Group shall jointly proceed expeditiously and use reasonable efforts to obtain the consents of the ground lessors to the Leases to the assignment of the Leases to Purchaser to the extent that such Consents are required, including without limitation, the provision by Purchaser of any information requested by the ground lessors in accordance with the Leases, and (b) Purchaser shall cooperate with and assist Seller Group in the preparation of and/or filing of all other applications and other documents required to be prepared to obtain the Consents or transfer the Permits.

6.2 Confidentiality. The parties have previously entered into a Confidentiality Agreement. To the extent this provision varies the terms to the Confidentiality Agreement, the terms contained herein shall control. To the extent that Seller Group discloses information not otherwise known to Purchaser which is Confidential Information as defined below, in connection with the negotiation of this Agreement, such information shall be subject to the provisions herein. Purchaser agrees that if the transactions contemplated herein are not consummated, it will return to Seller Group all documents and other written information furnished to it. Purchaser further agrees to maintain the confidentiality of any and all Confidential Information of Seller Group and not to disclose any Confidential Information to any Person other than such Person to whom Confidential Information must be disclosed to effect the transactions and who are bound by appropriate non-disclosure agreements or obligations. Purchaser shall not use such Confidential Information for financial gain or in any manner adverse to Seller. The foregoing obligations shall not apply to (i) any information which was known by Purchaser prior to its disclosure by Seller; (ii) any information which was in the public domain prior to the disclosure thereof; (iii) any information which comes into the public domain through no fault of Purchaser; (iv) any information which is disclosed to Purchaser by a third party, other than an Affiliate, having the legal right to make such disclosure; or (v) any information which is required to be disclosed by Order of or legal process issued by any Forum. For purposes of this Section, “Confidential Information” shall mean any and all technical, business, and other information which (a) is possessed or hereafter acquired by Seller Group and disclosed to Purchaser and (b) derives economic value, actual or potential, from not being generally known to Persons other than Seller, including, without limitation, technical or nontechnical data, compositions, devices, methods, techniques, drawings, inventions, processes, financial data, financial plans, product plans, lists of actual or potential customers or suppliers, information regarding the business plans and operations of Seller, and the existence of discussions and negotiations between the parties hereto relating to the terms hereof. The restrictions of this Section shall expire one (1) year from the date hereof with respect to any confidential business information that does not constitute a trade secret under applicable law.

6.3 Purchaser Performance. After the Closing Date, Purchaser shall promptly pay as they become due and otherwise perform all obligations of Seller Group under the Assumed Liabilities and otherwise perform and fulfill all other obligations with respect to the Assets pertaining to the period after the Closing Date.

6.4 Breach or Loss of Financing. Purchaser will not commit or do any act that could be reasonably foreseen to cause (i) a material breach of any covenant of Purchaser contained in this Agreement, (ii) any representation or warranty of Purchaser contained in this Agreement to become untrue in any material respect, or (iii) Lenders to withdraw their Financing Proposals or not provide the financing described in those Financing Proposals at the Closing.

6.5 Nonreleased Leases. If the parties are unable to obtain from any lessor the total release of the applicable member of the Seller Group under any Lease from all liability arising after the Closing Date under any of the Leases assigned to Purchaser effective as of the Closing Date (the “Nonreleased Lease”), Purchaser will indemnify that member of the Seller Group pursuant to Article VIII against any payments or other liabilities under the Nonreleased Leases arising after the Closing Date. If at any time Purchaser fails to make lease payments or perform any other of its obligations when required under any Nonreleased Lease, then, upon thirty (30) days’ prior written notice by Seller Group to Purchaser identifying such default under a Nonreleased Lease, and provided such lease payment or other default shall have not been cured, Seller Group shall have the right to take, and Purchaser will cooperate and assist Seller Group in taking, any actions deemed by Seller Group, in its sole discretion, as necessary or appropriate to mitigate or reduce Seller Group’s exposure under such Nonreleased Lease, including, without limitation, efforts to re-lease or sublet the affected premises.

Purchaser agrees that before exercising its right under any Nonreleased Lease to extend or renew the current term of such lease, Purchaser will use good faith commercially reasonable efforts to obtain the lessor’s affirmative agreement in writing, in a form reasonably acceptable to Seller (the “Release”), that Seller Group is released from any and all liability whatsoever with respect to such Nonreleased Lease; provided, however, in no event shall Purchaser modify, renew or extend any lease term of a Lease past December 31, 2032, without obtaining the lessor’s affirmative written agreement, in a form reasonably acceptable to Seller Group, that Seller Group is released from any and all liability whatsoever with respect to such Nonreleased Lease. To assist Purchaser in obtaining Releases, Seller Group will pay Purchaser the amount $25,000 for each such Release obtained, with payment due within ten (10) business days of Purchaser’s receipt of a Release. With respect to any Lease renewed or extended past its initial term, prior to the effective date of the renewal or extension, Purchaser will sign whatever documents are reasonably necessary to give FRI a security interest and lien on the leasehold improvements on the affected property. Purchaser also agrees that it will not enter into or agree to any amendment to any Nonreleased Lease that in any way increases Seller’s liability thereunder without the prior written consent of Seller Group, which may be withheld in Seller Group’s sole discretion.

ARTICLE VII - CONDITIONS PRECEDENT TO THE CLOSING

7.1 Real Property Inspection and Title Examination.

(a) Property Documents. Seller Group has provided Purchaser with access to certain documents and information in possession of Seller Group with regard to the Real Property, such as current deeds and prior phase 1 reports, surveys, etc. (hereinafter called the “Due Diligence Materials”) on a computer database. Purchaser acknowledges receipt from Seller Group of the Environmental Reports identified on Schedule 3.7(g) hereto. Any Due Diligence Materials were provided to Purchaser without any representation or warranty except that such materials are kept in the ordinary course of business by Seller Group and are believed by Seller Group to truly and correctly reflect the matters contained therein. As in accordance with the terms of this Agreement, specifically Section 6.2, Purchaser and Purchaser’s Designees shall maintain all Due Diligence Materials as Confidential Information.

(b) Purchaser Restaurant Inspection and Title Examination. At Purchaser’s sole cost and expense, Purchaser has been given since February 17, 2012, to inspect, examine, and/or investigate the Restaurants and the Real Property and all physical, environmental, financial, legal, and land use issues related thereto and all survey and title issues. Accordingly, Purchaser is not entitled to any additional time for any due diligence related in any way to the Assets or Real Property, and shall be deemed to have waived any and all defects, encumbrances and objections to title with respect to the Asset and Real Property.

(c) Lenders’ Property Inspections and Title Examination. Pursuant to the Financing Proposals, the Lenders shall have thirty (30) days after the effective date of this Agreement, time being of the essence (the “Due Diligence Period”) to inspect, examine, and/or investigate the Real Property and all physical, environmental, financial, legal, and land use issues related thereto and may order a title search and survey of the Real Property. Purchaser shall deliver to Seller Group a copy of any and all such real estate inspection or examination reports (the “Reports”), certificates of title, title searches or reports (including any tax searches) or title insurance binders or commitments obtained by Purchaser or its Lenders (collectively, the “Title Commitment”) and any and all surveys (the “Surveys”). If either Lender discovers any unacceptable defect or issue materially and adversely affecting the occupancy rights, use or operation of the Real Property, or material defects in or encumbrances on Seller Group’s title to the ground leases, ground lease improvements or the Real Property, excluding Permitted Encumbrances, Purchaser shall provide written notice detailing such defect or issue (the “Defect Notice”) to Seller Group promptly upon being notified of such defect by a Lender, but in any event no later than the expiration of the Due Diligence Period. If the cost to rectify the matters identified in the Defect Notice is less than $25,000, in the aggregate, then Purchaser expressly waives objection thereto. After receipt of a Defect Notice, Seller Group may, in its sole discretion, elect to: (i) remediate the defect or issue set forth in the Defect Notice such that such defect or issue is remediated to the applicable Lender’s reasonable satisfaction prior to closing,

(ii) exclude the affected Restaurant from the Transaction and reduce the Purchase Price by the pro rata value of said Restaurant or (iii) not to remediate the defect or issue or exclude the applicable Restaurant(s). Seller Group shall have the right to exclude one Restaurant pursuant to this Paragraph. Seller Group shall notify Purchaser in writing of what it elects to do within ten (10) days after receipt of a Defect Notice (the “Election Notice”). In the event Seller Group elects to remediate the defect or issue, the parties expressly agree that the closing on the Transaction may be extended a reasonable period of time, not to exceed ten (10) business days, if necessary to cure the defect or issue. In the event that (a) Seller Group chooses not to remedy the defect set forth in the Defect Notice, cannot remedy such defect within a reasonable period of time from the date of the Defect Notice, or does not wish to exclude the Restaurant, or (b) the defect or issue affects more than one Restaurant, then this Agreement may be terminated by Purchaser. In the alternative, if the cost to remediate the defect is in excess of $50,000, Purchaser, in its sole discretion may exclude the Restaurant and reduce the Purchase Price by the pro rata value of said Restaurant. Purchaser shall have the right to exclude one Restaurant pursuant to this Paragraph. Purchaser shall notify Seller Group in writing, within five (5) business days after receipt of the Election Notice, of whether Purchaser terminates this Agreement or elects to exclude any Restaurant. If Purchaser fails to timely provide a Defect Notice, Purchaser shall be deemed to have waived any and all such Real Property defects, encumbrances, and/or objections to title. Seller Group shall have no obligation whatsoever to expend or agree to expend any funds to undertake or agree to undertake any obligations or otherwise to cure or agree to cure any defect, title or survey objections.

(d) Access. Until the expiration of the Due Diligence Period, Seller Group shall afford Lender’s or Lenders’ agents or representatives reasonable access, during normal business hours, to the Real Property and improvements for purposes of any non-intrusive physical, structural or environmental inspection of the Real Property. Furthermore, Seller Group agrees to reasonably cooperate with the Lenders in their inspection activities permitted hereunder, at no cost to Seller Group, and Seller Group agrees to use reasonable, good faith efforts to assist Purchaser in obtaining additional reasonable due diligence information from the other owners of the Land and Improvements, at no cost to Seller Group. Purchaser agrees that, to cover any physical or environmental inspections of the Real Property by Lenders, Purchaser or Purchaser’s agents will carry not less than $2,000,000 comprehensive general liability insurance; will not interfere with the activity of any persons occupying or providing service at the Real Property; and will not contact any governmental authority and will not reveal to any governmental authority the results of its inspections except to the extent required by law. Such insurance policy shall name Seller as an additional insured. PURCHASER SHALL NOT AND SHALL NOT PERMIT ITS LENDERS TO, CONDUCT OR ALLOW ANY PHYSICALLY INVASIVE OR SUBSURFACE TESTING OF, ON, ABOUT OR UNDER THE LAND OR IMPROVEMENTS WITHOUT FIRST OBTAINING SELLER GROUP’S WRITTEN CONSENT, WHICH SHALL NOT BE UNREASONABLY WITHHELD OR DELAYED, AS TO THE TIMING AND SCOPE OF WORK TO BE PERFORMED. PURCHASER’S BREACH OF THE FOREGOING PROHIBITION SHALL ENTITLE SELLER GROUP, AT ITS OPTION, IMMEDIATELY TO DECLARE THIS AGREEMENT TO BE TERMINATED AND TO DEDUCT FROM THE DEPOSIT ANY DAMAGES ACTUALLY INCURRED BY SELLER TO REPAIR THE DAMAGE CAUSED BY PURCHASER OR PURCHASER’S LENDERS.

WITH REGARD TO THE LENDERS’ REQUESTS FOR ACCESS OR CONSENTS FOR ANY DUE DILIGENCE MATTERS, SELLER GROUP MUST PROVIDE ACCESS OR RESPOND TO LENDERS’ REQUEST FOR CONSENT WITHIN THREE (3) BUSINESS DAYS AFTER THE REQUEST IS MADE; ANY FURTHER DELAY WILL RESULT IN A DAY-FOR-DAY EXTENSION OF THE DUE DILIGENCE PERIOD. Mark R. Lanning is the “point person” of Seller Group whom Purchaser and its Lenders shall coordinate all visits and requests access and documentation.

(e) Title Exceptions. Purchaser shall be deemed to have approved the state of title thereto and all other matters relating to the Real Property, including its feasibility for Purchaser’s intended use, subject to the following:

(i) The Permitted Encumbrances and all exceptions of record as of the date of the Purchaser’s Title Commitments, as contained in the Title Commitments, or matters shown on the Surveys commissioned by Purchaser’s Lenders;

(ii) The lien of non-delinquent real and personal property taxes and assessments; and any other impositions or exactions of any governmental or quasi governmental authority or body politic, or political subdivision, agency or department thereof;

(iii) Discrepancies, conflicts in boundary lines, shortages in area, encroachments, and any state of facts which an inspection of the premises or a survey would disclose and which are not shown by the public records, provided none of the foregoing shall render title unmarketable;

(iv) Other encumbrances or other title defect(s) which do not cause title to the Real Property to be unmarketable. For purposes of this provision, the marketability of title shall be determined by the Title Company, subject to Seller Group’s compliance with the provisions of Section 2.4(b) hereof;

(v) Any exceptions, exclusions and limitations customarily taken by title insurance companies; and

(vi) The effect (but not any violation) of any federal, state or municipal laws, rules, regulations or ordinances having applicability to the Land or Improvements, or any portion thereof, or the use or enjoyment of the same, whether now or hereafter in effect, including, but not limited to, zoning, building, health, safety and environmental laws, rules and regulations, and notices of record relating thereto.

All of the foregoing are hereby included in the definition of “Permitted Encumbrances.”

(f) Disclaimer. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER GROUP HAS NOT MADE, AND SPECIFICALLY NEGATES AND DISCLAIMS, ANY REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS OF ANY KIND OR CHARACTER REGARDING ANY ASPECT OF THE ASSETS, INCLUDING, WITHOUT LIMITATION: (A)

THE VALUE, NATURE, QUALITY OR PHYSICAL CONDITION OF THE ASSETS, (B) THE INCOME TO BE DERIVED FROM THE ASSETS, (C) THE SUITABILITY OF THE ASSETS FOR ANY ACTIVITY OR USE WHICH PURCHASER OR ANY TENANT MAY CONDUCT THEREON, (D) THE COMPLIANCE OF THE ASSETS OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE HABITABILITY, MERCHANTABILITY, SUITABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE ASSETS, (F) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE ASSETS, OR (G) COMPLIANCE OF THE ASSETS WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING THE EXISTENCE IN OR ON THE ASSETS OF HAZARDOUS MATERIALS OR SOLID WASTE.

PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE ASSETS AS PROVIDED FOR HEREIN IS MADE ON AN “AS-IS, WHERE-IS” BASIS WITH ALL FAULTS, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN A WRITING SIGNED BY THE PARTIES, THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING, THE PROVISIONS OF THIS SECTION ARE AN IMPORTANT BASIS OF THE BARGAIN INDUCING SELLER GROUP TO CONVEY THE ASSETS.

7.2 Purchaser’s Conditions to Closing. The obligations of Purchaser hereunder are subject to satisfaction of each of the following conditions at or before Closing, the occurrence of which may, at the option of Purchaser, be waived:

(a) Purchaser’s Lenders shall have completed their due diligence to their satisfaction during the Due Diligence Period and shall not have issued a timely Defect Notice which has not been reasonably cured;

(b) Purchaser shall have received the Tax Certificates from the states where the Restaurants are located;

(c) Subject to the matters disclosed herein and the exhibits and schedules hereto and the other limitations contained in this Agreement, all representations and warranties of Seller Group in this Agreement shall be true in all material respects on and as of the Closing;

(d) Seller Group shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by Seller Group prior to or on the Closing Date;

(e) Purchaser shall have obtained, either from Seller Group or directly from the issuing authority, all material permits, licenses, and approvals of all governmental and quasi-governmental authorities necessary for the operation of the Restaurants in accordance with franchise requirements;

(f) Purchaser shall have obtained the requisite Consents and, to the extent any additional terms not in the original contract are required by the consenting party, those additional terms must be reasonably acceptable to the Purchaser or, if any Lessor refuses to consent to the assignment of a Lease, Seller and Purchaser shall have reached an agreement pursuant to Section 1.1(ix);

(g) If applicable, either the HSR Act shall be waived or the waiting period under the HSR Act shall have expired or a notification of early termination of the waiting period shall have been received by Purchaser;

(h) Seller Group shall have delivered the items required by Section 2.4(a) and 4.4(c);

(i) Seller Group shall not have filed for, or sought, relief as a debtor under any state receivership laws or federal bankruptcy laws; and

(j) Seller Group shall have delivered to the Purchaser an opinion from counsel to the Seller Group, dated as of the Closing Date, in the form of Exhibit G.

7.3 Seller Group’s Conditions to Closing. The obligations of Seller Group hereunder are subject to satisfaction of each of the following conditions at or before Closing, the occurrence of which may, at the option of Seller, be waived:

(a) All representations and warranties of Purchaser in this Agreement shall be true on and as of the Closing, and Purchaser shall have delivered to Seller Group a certificate to such effect dated as of the Closing Date.

(b) Purchaser shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by Purchaser prior to or on the Closing Date.

(c) Franchisor shall have executed and delivered to FRI a Franchise Termination Agreement terminating all of the Franchise Agreements effective as of the Closing Date in the form of Exhibit I.

(d) If applicable, the waiting period under the HSR Act shall have expired or a notification of early termination of the waiting period shall have been received by Seller.

(e) Purchaser shall have delivered the items required by Section 2.4(b).

ARTICLE VIII – INDEMNIFICATION

8.1 Survival. The representations and warranties of the parties contained in this Agreement shall survive for a period of eighteen (18) months after the Closing Date; provided, however, that (i) claims for Losses related to breaches of Sections 3.1, 3.2, 3.3, and 3.5(a) (each, a

“Fundamental Representation”) and Sections 5.1, 5.2, and 5.3, and Losses related to the ownership and operation of the Business by Purchaser after the Closing, any Assumed Liabilities, and any Nonreleased Lease, shall survive indefinitely; (ii) claims for Losses related to breaches of Sections 3.8 (Taxes), 3.12 (Environmental, Health and Safety Requirements), and 3.15 (Employees and Independent Contractors), and any Employee Benefit Plans shall survive the applicable statute of limitations plus sixty (60) days; and (iii) any claim that is properly asserted in writing pursuant to this Article VIII prior to the applicable expiration set forth in this Section 8.1 shall survive until such claim is finally resolved and satisfied. All covenants and other agreements contained in this Agreement shall survive the Closing in accordance with their respective terms.

8.2 Indemnification by Seller Group. Subject to Section 8.4 and the other provisions of this Article VIII, Seller Group shall indemnify, defend and hold harmless, and agree to reimburse Purchaser and its directors, officers, employees, stockholders, members, managers, and partners, as applicable (collectively, the “Purchaser Indemnified Parties”) harmless from and against any and all claims, losses, liabilities, obligations, damages, fines, penalties, judgments, costs and expenses (individually, a “Loss” and, collectively, “Losses”) actually incurred by a Purchaser Indemnified Party based upon or resulting from:

(a)	any breach of any of the representations or warranties made by Seller Group in this Agreement, any ancillary document or certificate furnished to Purchaser by Seller pursuant hereto;

(b)	any breach of or failure to perform any covenant or agreement made by Seller Group in this Agreement or any ancillary document; or

(c)	the Excluded Assets and/or the Excluded Liabilities.

8.3 Indemnification by Purchaser. Subject to Section 8.4 and the other provisions of this Article VIII, Purchaser shall indemnify, defend and hold harmless, and agree to reimburse Seller Group and their respective directors, officers, employees, stockholders, members, managers, and partners, as applicable (collectively, the “Seller Indemnified Parties”) harmless from and against any and all Losses actually incurred by a Seller Indemnified Party based upon or resulting from:

(a)	any breach of any of the representations or warranties made by Purchaser in this Agreement, any ancillary document or certificate furnished to Seller by Purchaser pursuant hereto; or

(b)	any breach of or failure to perform any covenant or agreement made by Purchaser in this Agreement or any ancillary document.

(c)	the ownership and operation of the Business, the Assets or the Assumed Liabilities after the Closing, including without limitation any amounts the Seller Group is required to pay the applicable lessor under the Nonreleased Leases as a result of Purchaser’s failure to make lease payments as and when due.

8.4 Limitations on Indemnification.

(a) Notwithstanding any other provisions of this Article VIII to the contrary:

(i) Seller Group shall not have any indemnification obligations for Losses under this Article VIII unless and until the aggregate amount of all such Losses for which Seller Group is liable hereunder exceeds an amount equal to One Hundred Thousand Dollars ($100,000.00) (the “Basket Amount”); provided, however, that (A) from and after such time as the total amount of Losses actually incurred by the Purchaser Indemnified Parties under this Article VIII exceeds the Basket Amount then Seller Group shall be liable for all Losses (subject to the limitations set forth in Section 8.4(a)(ii)); and (B) any Losses relating to any breach of a Fundamental Representation, Sections 3.8 (Taxes), 3.12 (Environmental, Health and Safety Requirements), or 3.15 (Employees and Independent Contractors), or any Employee Benefit Plans shall not be subject to the Basket Amount and Seller Group shall be liable for the entire amount of such Losses.

(ii) the aggregate indemnification to be paid by Seller Group under this Article VIII shall not exceed the sum of Seven Hundred Fifty Thousand Dollars ($750,000.00) (the “Cap”); provided, however, that any Losses related to any breach by Seller Group of any Fundamental Representation, Section 3.8 (Taxes), Section 3.12 (Environmental, Health and Safety Requirements), or Section 3.15 (Employees and Independent Contractors) of this Agreement or with respect to any Employee Benefit Plans shall not be limited to the Cap.

(b) Notwithstanding any other provisions of this Article VIII to the contrary:

(i) Purchaser shall not have any indemnification obligations for Losses under this Article VIII unless and until the aggregate amount of all such Losses for which Purchaser is liable hereunder exceeds the Basket Amount; provided, however, that (A) from and after such time as the total amount of Losses actually incurred by the Seller Indemnified Parties under this Article VIII exceeds the Basket Amount then Purchaser shall be liable for all Losses (subject to the limitations set forth in Section 8.4(b)(ii)); and (B) any Losses relating to breach of Sections 5.1, 5.2, and 5.3, the ownership and operation of the Business after the Closing, any Assumed Liabilities, or any Nonreleased Lease shall not be subject to the Basket Amount and Purchaser shall be liable for the entire amount of such Losses; and

(ii) the aggregate indemnification to be paid by Purchaser under this Article VIII shall not exceed the Cap; provided, however, that any Losses related to any breach of Sections 5.1, 5.2, and 5.3, the ownership and operation of the Business after the Closing, any Assumed Liabilities, or the Nonreleased Leases, or any breach by Purchaser with respect to any ongoing covenant set forth in this Agreement, shall not be limited to the Cap.

(c) Neither a Purchaser Indemnified Party nor a Seller Indemnified Party shall be entitled to indemnification pursuant to Section 8.2 or Section 8.3 with respect to any matter of which Purchaser or Seller Group, respectively, waived in writing or waived by failing to provide a timely written notice as provided in this Agreement. Seller Group shall not be required to indemnify any Purchaser Indemnified Party and Purchaser shall not be required to indemnify any Seller Indemnified Party to the extent of any Losses that a court of competent jurisdiction shall have determined by final judgment to have resulted from the bad faith, gross negligence or willful misconduct of the Party seeking indemnification.

8.5 Indemnification Procedure.

(a) In the event that indemnification may be sought under this Article VIII (an “Indemnification Claim”) in connection with any action, suit or proceeding that may be instituted or asserted by any Person not a party to this Agreement (a “Third Party Action”), the party seeking indemnification hereunder (the “Indemnified Party”) shall promptly cause written notice of the assertion of such Indemnification Claim to be delivered to the Party from whom indemnification hereunder is sought (the “Indemnifying Party”) prior to the expiration of the applicable survival period set forth in Section 8.1; provided, however, that no delay on the part of the Indemnified Party in giving any such notice shall relieve the Indemnifying Party of any indemnification obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is prejudiced by such delay. The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle or otherwise deal with any Indemnification Claim and, if the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim, it shall within thirty (30) days (or sooner, if the nature of the Indemnification Claim so requires) (the “Dispute Period”) notify the Indemnified Party in writing (the “Defense Assumption Notice”) of its intent to indemnify and hold harmless the Indemnified Party from and against the entirety of any and all Losses, subject to the other provisions of this Article VIII, that the Indemnified Party may suffer resulting from arising out of, or relating to, in the nature or, or caused by the Third Party Action; provided, however, that if within a reasonable time period (not to exceed ninety (90) days) following the date the Indemnifying Party delivers the Defense Assumption Notice to the Indemnified Party, the Indemnifying Party discovers or identifies new facts or circumstances which lead such Indemnifying Party to reasonably believe that such claim is not a claim that results or would result in the incurrence by such Indemnified Party of any Loss for which such Indemnified Party would be entitled to indemnification from such Indemnifying Party pursuant to this Article VIII, such Indemnifying Party may promptly (but in any event within such ninety (90) day period) notify the Indemnified Party in writing of such facts or circumstances and state that such Indemnifying Party is retracting the Defense Assumption Notice and, thereafter, the Defense Assumption Notice shall be of no further force and effect and the Indemnifying Party shall no longer be entitled to assume the defense of such claim nor shall it be required to indemnify or hold harmless the Indemnified Party against such Losses, provided that the delivery of such written notification would not materially prejudice the Indemnified Party’s ability to conduct a good faith defense. If the Indemnifying Party within the Dispute Period elects not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Indemnification Claim (and, such defense shall not prevent such Indemnified Party from being able to seek to obtain indemnification from the Indemnifying Party pursuant to the terms of this Article VIII). If the Indemnifying Party assumes the defense of any Indemnification Claim, the Indemnified Party may participate, at its own expense, in the defense of such Indemnification Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (x) so requested by the Indemnifying Party to participate or (y) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; provided, further, however, that the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any single Indemnification Claim. The Parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim. Notwithstanding anything in this Section 8.5 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other Party, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment unless the claimant and such Party provide to such other Party an unqualified release from all liability in respect of the Indemnification Claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the settlement offer and, subject to the applicable limitations of Section 8.4, pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such Indemnification Claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Indemnification Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (i) the amount of the settlement offer that the Indemnified Party declined to accept plus the Losses of the Indemnified Party relating to such Indemnification Claim through the date of its rejection of the settlement offer; or (ii) the aggregate Losses of the Indemnified Party with respect to such Indemnification Claim.

(b) In the event that an Indemnified Party determines to assert any claim against an Indemnifying Party hereunder which does not involve an action, suit, proceeding or claim by a third party not party to this Agreement, such Indemnified Party shall assert such Indemnification Claim by sending written notice to the Indemnifying Party describing in reasonable detail the nature of such claim and the Indemnified Party’s estimate of the amount of Losses attributable to such claim.

(c) After any final and non-appealable decision, judgment or award shall have been rendered by a court of competent jurisdiction, or a settlement or arbitration shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement (any such event a “Final Determination”) with respect to any Indemnification Claim hereunder, then the Indemnifying Party shall pay any amount so determined to such Indemnified Party.

8.6 Calculation of Losses

(a) The amount of any Losses for which indemnification is provided under this Article VIII shall (i) be net of any amounts actually recovered or recoverable by the Indemnified Party under insurance policies or otherwise with respect to such Losses; and (ii) be reduced by the net present value of any Tax benefits reasonably expected to be realized (computed at the maximum marginal rate then in effect) by the Indemnified Party to the extent the claim for which indemnification is sought gives rise to deductible loss, credit or expense.

(b) Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other Person for any Losses pursuant to this Article VIII to the extent such Losses constitute, include or relate to any consequential, incidental, indirect, special or punitive damages, including loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity or a multiple of revenue, income, profits or any other amount; provided, however, that this exclusion shall not apply with respect to any Losses to the extent such Losses represent recoveries by third parties in a Third Party Action.

8.7 Tax Treatment of Indemnity Payments. Seller Group and Purchaser agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes.

8.8 Subrogation. Upon making any payment for Losses of an Indemnified Party under this Article VIII, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party with respect to the Loss for which the payment relates. In addition to any other obligation under this Agreement, the Indemnified Party agrees to duly execute and deliver, upon request of the Indemnifying Party, all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights granted pursuant to this Section 8.8.

8.9 Exclusive Remedy. Except as otherwise set forth in Article IX, the parties agree that the exclusive remedies of the Purchaser Indemnified Parties and Seller Indemnified Parties for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement are the indemnification obligations of the parties set forth in this Article VIII.

8.10 Application of Indemnification Obligations. The Parties agree that this Article VIII applies with respect to Third Party Actions only from and after the Closing.

ARTICLE IX –TERMINATION

9.1 Termination and Deposit Provisions.

(a) Termination. Subject to paragraphs 9(b) and (c), this Agreement may be terminated as follows:

(i)	If there is a Lending Material Adverse Change which causes Purchaser to lose its financing commitment. For purposes of this paragraph, “Lending Material Adverse Change” means that, since the date of Financing Proposals, there was a material adverse change in or material disruption of conditions in the financial, banking or capital markets which the Lender, in the Lender’s sole discretion, deemed material in connection with the syndication of the credit facilities described in the Financing Proposals, or Lender’s inability to close on the Transaction for any reason other than due to the fault of Purchaser.

(ii)	If there is a Business Material Adverse Change to Seller or the Restaurants. For the purposes of this paragraph, “Business Material Adverse Change” shall mean a change that taken as a whole would have a materially adverse effect on the business conducted by the Restaurants or the condition of the Restaurants and/or Real Property which would prevent (or would reasonably be expected to prevent) the fundamental and basic continuing operation of the Restaurants’ business, but shall not include a change that results from (i) conditions affecting the U.S. economy or the world economy generally, (ii) conditions affecting the restaurant industry generally, (iii) the announcement of the transactions contemplated herein, or (iv) the taking of any action required by this Agreement.

(iii)	By Purchaser pursuant to Section 7.1(c) or by Seller Group pursuant to Section 7.1(d).

(iv)	At any time by the mutual written consent of both Seller Group and Purchaser.

(v)	By either Seller Group or Purchaser, at their sole election upon written notice to the other party, at any time after the Closing Date, if the Closing shall not have occurred on the Closing Date through no fault of such party (excluding, with respect to Purchaser, its failure to close for the loss of financing, which is governed by subsection (vii) below) or its breach of this Agreement.

(vi)	By Seller Group upon written notice to Purchaser if Purchaser’s Financing Proposals are withdrawn or materially adversely changed through the fault of Purchaser, including if Purchaser’s failure to make or cause to be made the entire required minimum cash equity contribution under the Financing Proposals.

(vii)	If any of the warranties made in this Agreement:

(a)	will be or would be, at Closing (as if they had been given again at Closing) not complied with or otherwise untrue or inaccurate in any material respect (but was when given not so untrue or inaccurate), then the party in receipt of that warranty (the “Warrantee”) shall be entitled by notice in writing to the party giving that warranty (the “Warrantor”) to terminate this Agreement, but shall not be entitled to any other rights or remedies, including the right to claim damages, and failure to exercise this right shall constitute a waiver of any other rights of the Warrantee arising out of any breach of such warranty; or

(b)

was, when given, untrue or inaccurate in a material respect, then the Warrantee shall be entitled by notice in writing to the Warrantor to terminate this Agreement (in addition to and without prejudice to all other rights and remedies available to it including the right to claim damages), and failure to exercise this right shall not constitute a waiver of any other rights of the Warrantee arising out of any breach of such warranty.

(b) Deposit. In the event of the termination of this Agreement pursuant to subparagraphs (a)(i), (ii), (iii), (iv), (v), or vii(a) above, Seller Group shall promptly cause the Deposit, less the agreed upon value of the equipment in the Ridge Road and Parkcrest stores taken by Purchaser pursuant to Section 1.1(xi), which shall be given to Seller Group, to be returned to Purchaser and neither party shall have any further liability hereunder except for Purchaser’s indemnity obligations set forth in herein and any other provisions that expressly survives the termination of this Agreement. In the event of the termination of this Agreement pursuant to subparagraph (a)(vi) above, Seller shall have the right to keep the Deposit and all interest accrued thereon as liquidated damages. In the event of termination of this Agreement pursuant to subparagraph (a)(vii)(b), the terminating party will be entitled to the Deposit and all interest accrued thereon, less the agreed upon value of the equipment in the Ridge Road and Parkcrest stores taken by Purchaser pursuant to Section 1.1(xi), which shall be given to Seller Group.

(c) Survival. In addition to the survival of any other section as referenced therein, if any, Section 6.2, Article VIII, and Article X hereof shall survive the termination of this Agreement.

ARTICLE X - MISCELLANEOUS

10.1 Expenses.

(a) Each party hereto shall pay its own legal, accounting, and similar expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement, and the consummation of the transactions contemplated hereby. The parties shall split any Escrow Agent fees.

(b) Purchaser shall pay all filing fees required under the HSR Act, if applicable.

(c) Purchaser shall pay the cost of all titles, surveys, and all environmental investigations, studies, and reports, and all other costs of any investigation of the Assets, the Restaurants, or the Business by Purchaser.

(d) Purchaser shall pay any costs associated with the transfer of any Permits or issuance of any new permits to replace any Permits that are not transferrable to Purchaser.

(e) Except as otherwise provided for in this Agreement, Seller Group shall pay any costs relating to any sales taxes, transfer taxes, documentary stamp taxes, or other taxes imposed with respect to the transfer of any Owned Real Property, as well as any other taxes customarily paid by the seller. For the purposes of calculating any and all applicable transfer taxes, the parties agree to use Schedule 2.7 for monetary values for each Owned Real Property and sign any appropriate affidavits.

(f) Each party shall pay their own costs of performing the physical inventory required pursuant to Section 2.3(g).

(g) Purchaser shall pay all costs associated with obtaining any Consents, except that Seller Group shall pay any costs associated with obtaining the consents of landlords to assign the Leases.

(h) Seller Group shall be responsible for any costs associated with any and all brokerage commissions or investment banking fees, commissions and/or placement fees to be paid to Brookwood Associates, L.L.C. Seller Group represents and warrants that it has had no dealings, negotiations or consultations with any broker other than Brookwood Associates, L.L.C., in connection with this Agreement and will indemnify and hold Purchaser harmless in connection therewith. Purchaser represents and warrants that it has had no dealings, negotiations or consultations with any broker or any other party in relation to this Agreement and Purchaser will indemnify and hold Seller Group harmless in connection therewith.

10.2 Contents of Agreement; Parties in Interest: etc. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby and constitutes a complete statement of the terms of such transaction. This Agreement shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. No party has been induced to enter into this Agreement in reliance on, and has not relied upon, any statement, representation, or warranty of any other party not set forth in this Agreement or any exhibit or schedule hereto, or any certificate delivered pursuant to this Agreement.

10.3 Assignment and Binding Effect. This Agreement may not be assigned prior to the Closing by any party hereto without the prior written consent of the other party except that Purchaser may assign, in part, after receiving written consent from the Seller, its rights and obligations herein applicable to the Leases, Ground Lease Improvements and Owned Real Property to another entity, which may acquire title thereto and lease such Assets to Purchaser after the Closing. In addition, Purchaser may assign this Agreement to an Affiliate without Seller’s consent. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the permitted successors and assigns of Seller Group and Purchaser.

10.4 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth below. Any such notices shall, unless otherwise provided herein, be given or served (i) by depositing the same in the United States mail, postage prepaid, certified and addressed to the party to be notified, with return receipt requested, (ii) by overnight delivery using a nationally recognized overnight courier, (iii) by personal delivery, (iv) by facsimile, evidenced by confirmed receipt, or (v) by email, with confirmation and duplicate copy sent to the party notified via United States mail, postage prepaid. Notice shall be effective only if and when delivered to the party to be notified between the hours of 8:00 a.m. and 5:30 p.m. of any business day with delivery made after such hours to be deemed received the following business day. A party’s address may be changed by written notice to the other party as provided in this Section;

provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to Purchaser shall be deemed given by Purchaser and notices given by counsel to Seller Group shall be deemed given by Seller:

If to Seller, to:

Mark R. Lanning

Frisch’s Restaurants, Inc.

2800 Gilbert Avenue

Cincinnati, Ohio 45206-1206

Fax: 513-559-5160

E-mail: mark.lanning@frischs.com

With a required copy to:

James R. Cummins, Esq.

Waite, Schneider, Bayless & Chesley Co., L.P.A.

Suite 1513

One West Fourth Street

Cincinnati, Ohio 45202

Fax: 513-381-2375

E-mail: jcummins@wsbclaw.com

If to Purchaser, to:

Robert B. Heyward

Vice President and General Counsel

Golden Corral Franchising Systems, Inc.

P.O. Box 29502

Raleigh, NC 27626

Fax: 919-881-5252

E-mail: bheyward@GoldenCorral.net

10.5 Ohio Law to Govern. This agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Ohio without regard to conflict of law principles.

10.6 Consent to Jurisdiction.

(a) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within Hamilton County, Ohio over any dispute arising out of or relating to this Agreement or the transactions contemplated herein, and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 9.4.

10.7 Headings. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement.

10.8 Schedules and Exhibits. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

10.9 Attorney’s Fees. In the event either party hereto employs an attorney in connection with claims by one party against the other arising from the operation of this Agreement, the non-prevailing party shall pay the prevailing party all reasonable fees and expenses, including attorney’s fees, incurred in connection with such transaction, up through and including any appeals. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees or charges due to Escrow Agent for its services as well as any escrow cancellation fees or charges.

10.10 Invalidity and Waiver. Any provision in this Agreement that is held to be illegal or unenforceable shall be ineffective to the extent of such illegality or unenforceability without invalidating the remaining provisions and any such illegal or unenforceable provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party by the same or any other such term or provision in the future.

10.11 Public Announcements. Seller Group and Purchaser will cooperate in the preparation and release of all public announcements relating to this Agreement and the transaction contemplated herein. Except as otherwise required by law, neither party shall make any public disclosure relating to the Agreement without the prior consent of the other, which consent shall not be unreasonably withheld or delayed. Purchaser understands and agrees that because it is a public company, FRI will have to publicly announce the transactions contemplated hereby in accordance with applicable law.

10.12 Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event that any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of this Agreement or any provision thereof.

10.13 Time. Time is and shall be of the essence of this Agreement.

10.14 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile or email counterparts of the signature pages, provided that executed originals thereof are forwarded to the other party on the same day by any of the delivery methods set forth in Section 9.4 other than facsimile or email.

10.15 Waiver of Compliance. The failure by any party at any time to require performance of any provision of this Agreement will not affect its right later to require such performance. No waiver in any one or more instances will (except as stated therein) be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any condition or breach of any other term, covenant, representation or warranty.

10.16 Further Assurance and Assistance. Each party agrees that after the Closing Date it will, from time to time, upon the reasonable request of the other, execute, acknowledge and deliver in proper form any instrument of conveyance or further assurance reasonably necessary or desirable to transfer to Purchaser the interest in the Assets being transferred to Purchaser in accordance with the terms of this Agreement, or otherwise carry out the terms of this Agreement.

10.17. Disclaimer of Warranties. Other than to the extent of any express representations and warranties of the parties set forth in this Agreement or in any other documents delivered pursuant to this Agreement, the parties do not make any representation or warranty, express or implied, of any kind or nature whatsoever.

10.18 No Recordation. Without the prior written consent of FRI, which will not be unreasonably withheld, there shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto. Any such recordation of this Agreement or memorandum or affidavit by Purchaser without the prior written consent of FRI shall constitute a default of a covenant hereunder by Purchaser.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written above.

SELLER GROUP:

Frisch’s Restaurants, Inc.

By:	/s/ Craig F. Maier
Name: Craig F. Maier, President

Frisch Ohio, Inc.

By:	/s/ Craig F. Maier
Name: Craig F. Maier, President

Frisch Indiana, Inc.

By:	/s/ Craig F. Maier
Name: Craig F. Maier, President

Frisch Kentucky, LLC

By:	/s/ Craig F. Maier
Name: Craig F. Maier, General Manager

Frisch Pennsylvania, Inc.

By:	/s/ Craig F. Maier
Name: Craig F. Maier, President

Frisch West Virginia, Inc.

By:	/s/ Craig F. Maier
Name: Craig F. Maier, President

PURCHASER:

GOLDEN CORRAL CORPORATION

By:	/s/ J Dale Whitworth
Name: J. Dale Whitworth
Title: Sr. V.P. Finance and Administration